UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

(AMENDMENT NO. 1)

IBSG INTERNATIONAL, INC.
(Name of small business issuer in its charter)

Florida	7372	65-0705328
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1132 Celebration Blvd.
Celebration, FL 34747
(321) 939-6321
(Address and telephone number of principal executive offices)

Michael Rivers, Chief Executive Officer
IBSG International, Inc.
1132 Celebration Blvd.Celebration, FL 34747
(321) 939-6321
(Name, address and telephone number of agent for service)

COPIES TO:

Approximate Date Of Proposed Sale To Public: As Soon As Practicable After This Registration Statement Becomes Effective.   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: |x|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	7,578,729	$0.52(1)	$3,940,939	$499.32
Common Stock	4,137,198	$0.14(2)	$2,443,360	$287.58
Total	11,715,927			$786.90

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported by the OTC Bulletin Board on October 19, 2004.

(2)	Amendment No.1 increases by 4,137,198 the number of shares to be registered. An additional registration fee on these additional shares is being paid pursuant to Rule 457(a) based on the average of the high and low prices as reported by the OTC Bulletin Board on June 24, 2005.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

SUBJECT TO COMPLETION AND IS SUBJECT TO CHANGE DATED JUNE 27, 2005

IBSG INTERNATIONAL, INC.

11,715,927 COMMON STOCK

IBSG INTERNATIONAL, INC. COMMON STOCK IS TRADED ON THE OVER THE COUNTER MARKET AND QUOTED ON THE OTC BULLETIN BOARD UNDER THE SYMBOL IGII. THE CLOSING PRICE OF OUR SHARES ON ON JUNE 24, 2005 WAS $.14.

         Up to 11,715,927 our common stock are being offered by certain selling security holders. See “Selling Security Holders” beginning on page 22. We will not receive any proceeds from the sale of the shares by the selling security holders.

        The selling security holders may sell the shares covered by this prospectus in the Over the Counter Market in ordinary brokerage transactions, in negotiated transactions or otherwise, at prevailing market prices at the time of sale or at negotiated prices, and may engage a broker or a dealer to sell the shares. For additional information, you should refer to the Plan of Distribution section of this prospectus.

        THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2005

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the “Risk Factors” section.

        We are a holding company for two subsidiaries that are technology companies in the software industry. Our Intelligent Business Systems Group, Inc. subsidiary is in the business of selling enterprise solutions that are designed to enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations such as Chambers of Commerce and corporations through the licensing of its turn-key digital service center software, which provides a broad range of digital budgetary, administrative and commercial services applications on a single platform known as the NetPool Data System.

        As a software provider, system integrator and Application Service Provider, we generate revenue from license sales, system modifications, system support, and in certain cases a percentage of monthly customer fees.

        The NetPool Data System provides our licensees with the ability to operate a turnkey digital service center that is available for use by a large number of end users on a single platform without requiring these entities to have a pre-existing web site or individual software programs. Designed to be branded and administered by our licensees, the system is installed on our licensee’s server or may be hosted by Intelligent Business Systems Group, Inc. End users may access the system via the licensee’s web site. Utilizing the NetPool Data System, the licensees are able to offer to end users a broad spectrum of business-related software applications including sales, sales management, bid management, sub-contracting and strategic alliance searches, fiscal management, inventory control, regional market analysis and employment services. Our licensees can generate revenue through offering system services and sub-license sales to individual end users. Typically our licensees charge their customers monthly usage and transaction-based fees. The host licensee may also sell sub-licenses to other entities in their states or vertical markets and provide those entities with the ability to offer similar services to their customer/member/consumer base.

        Our subsidiary, Secure Blue, Inc., has developed security software that is designed to meet the computer system monitoring needs required to implement internal control systems required by public companies by allowing all sensitive digital files to be tracked and usage of the files to be monitored by designated compliance officers within the organization. This software was released for sale in April 2005 and has not generated any revenue as of the date of this prospectus.  No revenue was generated by Secure Blue  in 2004.

        We were originally incorporated on June 18, 1996, under the laws of the State of Florida under the name Celebrity Steakhouses, Inc. The corporate name was changed to Deerfield Financial Services, Inc. effective October 28, 1996. On January 31, 1998, Deerfield acquired all of the outstanding stock of Optical Concepts of America, Inc., a Delaware corporation, which was formed on April 30, 1996. Prior to the acquisition, the Company had not commenced any active business operations. The corporate name of Optical Concepts of America, Inc. was adopted on July 6, 1998 and we engaged in the development, design and marketing of a collection of fashionable prescription eyeglass frames as well as a line of upscale, ready-to-wear, non-prescription reading eyewear until the end of 2000 when it divested this business. Since that time until November 2003 we redirected our efforts and limited resources to seeking potential new business opportunities or business transactions with other companies. We signed a share exchange agreement to acquire Intelligent Business Systems Group, Inc. in November 2003 and changed our name to IBSG International, Inc. in November 2003. The share exchange agreement closed on February 13, 2004.

        We maintain our principal executive offices at 1132 Celebration Blvd., Celebration, FL 34747. Our telephone number is (321) 939-6321.

         The Offering

        The prospectus covers up to 11,715,927 shares of our outstanding common stock which may be sold by the selling security holders identified in this prospectus.

RISK FACTORS

        Please read this prospectus carefully. You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

        Except for historical information, the information in this prospectus contains forward-looking statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

BUSINESS RISKS

WE HAVE NOT ACHIEVED PROFITABLE OPERATIONS AND MAY NOT BE PROFITABLE IN THE FUTURE.

        We incurred a net loss of $2,558,613 in 2004 and a net loss of $376,848 in 2003. Our expenses are currently greater than our revenues. Our ability to operate profitably depends on generating sales and achieving sufficient gross profit margins. We cannot assure you that we will achieve or maintain profitable operations in the future.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

        Our financial statements have been prepared assuming we will continue as a going concern. Due to our losses to date, our independent auditors have expressed doubt as to our ability to continue as a going concern. The financial statements included elsewhere herein do not include any adjustments that might result from the outcome of this uncertainty.

        We believe that the additional funding we received in March 2005 along with the cash we expect to generate from our business will be sufficient to enable us to meet our capital needs for at least the next twelve months. However, there can be no assurances that we will be able to successfully achieve profitable operations and positive cash flows from operations and obtaining additional capital to meet present and future working capital demands.

        The shares offered by this prospectus are being sold by shareholders and the Company will not receive any of the proceeds of any such sales. We believe the proceeds of the notes we sold in 2005, as detailed in "Recent Financing", as well as the cash we expect to generate from operations will enable us to meet our capital needs for at least the next twelve months. We may have to curtail our operations if we do not have sufficient funds to pay for the expenses of operating our business. See, "Managements Discussion and Analysis of Financial Condition and Results of Operations- Liquidity and Capital Resources."

WE HAVE EXPERIENCED DIFFICULTY IN COLLECTING AMOUNTS DUE US FROM OUR CUSTOMERS

Our customers are generally government agencies and non-profit chambers of commerce. Most of these customers have been exceedingly tardy in paying their obligations to us and some have not been able to pay us all that we were owed. We cannot be sure that we will be able to collect all of the amounts due us from our customers. This may require us to curtail our operations due to lack of funds to operate our business.

WE HAVE A LIMITED OPERATING HISTORY WHICH MAKES YOUR EVALUATION OF OUR BUSINESS DIFFICULT.

        Our Intelligent Business Systems Group, Inc. subsidiary acquired our NetPool Data System software and began servicing licensees of such software in 2004. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in relatively new and rapidly evolving markets. These risks include:

•	uncertain commercial acceptance of our products; including our Secure Blue product which was introduced into the commercial marketplace in April 2005;

•	technological obsolescence; and

•	competition, including competition from other software products which may enable users to achieve the same results as our software.

        We cannot assure you that we will succeed in addressing these risks. If we fail to do so, our revenue and operating results could be materially harmed.

LOSS OF A MAJOR CUSTOMER WOULD SUBSTANTIALLY HARM OUR OPERATING RESULTS.

        Substantially all of our revenue comes from two customers, both of which are governmental entities. Loss of either of such customers would substantially harm our operating results.

OUR SOFTWARE PRODUCTS MAY NOT ACHIEVE SUFFICIENT MARKET ACCEPTANCE.

        We cannot assure you that our current or new products will prove sufficiently attractive to our clients and potential clients to enable us to reach a sufficient level of sales to generate net income and positive cash flows.

REDUCED FUNDING OF SMALL BUSINESS DEVELOPMENT CENTERS MAY ADVERSELY AFFECT OUR REVENUES

        Our NetPool Data System product is designed to enhance the operating efficiency and create revenue for State Small Business Development Centers (SBDCs). The centers represent the core potential customer market for the NetPool Data System. These organizations are dependent upon funding from state and Federal governmental sources. Reduced funding to these organizations may force them to cease being our customers or reduce the possibility of our acquiring additional small business development centers in the future.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

        We rely on a combination of contracts, copyrights and other security measures in order to establish and protect our proprietary rights. We can offer no assurance that the measures we have taken or may take in the future will prevent misappropriation of our technology or that others will not independently develop similar products, design around our proprietary technology or duplicate our products.

WE RELY ON A LICENSE FROM OUR CONTROLLING STOCKHOLDER FOR THE SOFTWARE WHICH CURRENTLY ACCOUNTS FOR ALL OF OUR REVENUE.  OUR RIGHT TO USE SUCH SOFTWARE MAY BE TERMINATED UNDER CERTAIN CIRCUMSTANCES.

Under the terms of the license of our NetPool software, the license may be terminated in the event we are acquired or merged, or if any material change occurs  in the constitution, management, control or the financial or other circumstances of the Company which, in the reasonable opinion of the licensor is materially detrimental to the interest of the licensor.   All improvements, changes or developments in and/or to the software, whether such improvements, changes or developments are designed or created by the Company or the licensor remain the property of the licensor.  We may not assign the license or any part of it without the licensor’s prior consent.  These terms may make the Company less attractive as a target for potential acquirors and may inhibit another firm from seeking to acquire the Company.

OUR BUSINESS IS DEPENDENT IN PART ON THIRD PARTY LICENSEES WHOM WE DO NOT CONTROL.

We provide our NetPool Data System to certain licensees on a revenue sharing basis whereby we receive a percentage of the revenue generated by our licensees from end users of the product. If these licensees are not successful in developing end users who pay for use of the product then we will not receive the revenues we expect from these arrangements.

OUR BUSINESS AND OPERATING RESULTS WILL SUFFER IF OUR SYSTEMS OR THE INTERNET FAIL, BECOME UNAVAILABLE OR PERFORM POORLY SO THATCURRENT OR POTENTIAL USERS DO NOT HAVE ADEQUATE ACCESS TO OUR PRODUCTS OVER THE INTERNET.

Our NetPool Data System software is generally accessed by end users over the internet. Our ability to provide our products and services to our customers and operate our business depends on the continued operation of our information systems and the internet. A significant or repeated reduction in the performance, reliability or availability of our information systems or the internet could harm our ability to conduct our business, and harm our reputation and ability to attract and retain customers.

OUR INTERNATIONAL OPERATIONS EXPOSE OUR BUSINESS TO ADDITIONAL RISKS.

A significant portion of our 2004 revenue was derived from a customer in Nigeria. This may involve risks inherent in doing business on an international level, including difficulties in managing operations due to distance, language and cultural differences, different or conflicting laws and regulations, political instability and difficulty in collection of receivables.

WE MAY HAVE DIFFICULTY IN MEETING THE DEMANDS WHICH MAY ARISE IN THE EVENT OF SIGNIFICANT GROWTH IN OUR OPERATIONS.

In the event we are successful in developing significant additional demand for our products we may experience significant pressure on the Company’s managerial, operational, and financial resources. We may be required to rapidly add to our staff and facilities which may require additional financing. We cannot assure you that we will be successful in meeting the challenges of managing the growth of our business.

SECURITIES RISKS

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT.

        Trading in our securities will be subject to the “penny stock” rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transactions involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SECURITIES MAY DECREASE.

        It is possible that the selling security holders will offer all or substantially all of the shares of our common stock covered by this prospectus for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

RECENT FINANCING

On March 24, 2005 we closed a financing transaction with four accredited investors pursuant to which we received $1,000,000 in gross cash proceeds from the issuance of senior secured convertible notes in a principal amount of $1,000,000 and warrants to purchase 3,548,388 shares of Common Stock.  The following describes the principle terms of the notes and warrants we issued in this transaction.

Note Coupon:	7% annual, payable semiannually in cash or at the option of the investor in common stock. If an event of default occurs at any time after the Issue Date and is not cured within 20 days, the Default Rate of 15% per annum applies.

Principal Repayments:	On the 12th month anniversary of the Closing Date, the Company shall be required to make principal repayments based on the following schedule: o Equal monthly installments for the remainder of the note in cash or at the option of the Company in stock at a price equal to a 15% discount of the company's common stock price at time of repayment with a maximum price of a discount of 15% off the company's common stock price at the Issue Date.

Maturity:	The Notes will mature 24 months after the Issue Date.

Seniority and Security:	The Notes will be senior to any and all indebtedness of The Company except for a bank line currently being negotiated for up to $500,000 and will be secured substantially by all assets of the The Company and its subsidiaries. At the option of the investor this may be waived. Notwithstanding the foregoing, Investor agrees to sign the appropriate subordination documents requested by the bank.

Conversion Price:	The Notes issued will be convertible at the option of the holder, at a fixed price of Price $.29, however, if the Company's revenues for fiscal 2004 were not at least $5,000,000 and revenue results for the first quarter of fiscal 2005 are not at least $2,000,000 then the conversion price will be reduced by one third. For the purposes of this transaction only, revenue is defined as both recognized and deferred revenue.

Effective Date:	The day the Registration Statement is declared effective.

Class A Warrants:	The investors received Class A Warrants to purchase 3,225,807 shares. The Class A Warrants: warrants shall have a 5-year life and an exercise price of $.312. The warrants shall be re-priced if the Company does not have revenues of at least $20 million for 2005 based on the following schedule:
Less than $20m -- 15% discounted
Less than $15m - 30% discounted
Less than $10m - 45% discounted

Class B Warrants:	The investors received Class B Warrants to purchase 322,581 shares. The Class B Warrants have a 180-day life post effective registration and an exercise price of $.26 per share.

Forced Conversion Feature:	If, following the Effective Date, all of the Milestones specified below are satisfied on each trading day occurring during any period of ten consecutive trading days, then the Company may force conversion of the Notes by delivering to the Investors written notice thereof (a "Forced Conversion Notice") on the business day immediately following the last day of such period (the "Forced Conversion Date"). The Forced Conversion Notice will specify the aggregate principal amount of the Notes that is subject to the forced conversion, which amount (i) shall not exceed 35% of the aggregate dollar volume traded on the Company's principal market during the seven (7) trading days immediately preceding the Forced Conversion Date and (ii) shall be allocated among the Investors on a pro rata basis. On the Forced Conversion Date, each Investor will be deemed to have converted an amount of principal of its Debenture equal to (A) its pro rata share of the aggregate principal amount specified in the Forced Conversion Notice minus (B) the amount of principal converted by such Investor during the twenty trading days immediately preceding the Forced Conversion Date.

Milestones:	(a) The Registration Statement must be effective and available for resale of the Conversion Shares and Warrant Shares by the Investors. (b) The closing bid price for the common stock must be above $.60. (c) No event of default, or event that could become an event of default, shall have occurred. (d) The issuance pursuant to the Forced Conversion does not cause (i) the number of shares beneficially owned by any Investor to exceed 4.9% of the number of shares then outstanding.

Anti-dilution Rights:	Should the company sell any Common shares or any instrument convertible into such, at a price per share that is less than the conversion price, then the conversion price shall automatically be lowered to that new price.

Restrictions on other financing:	The Company will be restricted from borrowing money or issuing debt securities in the public or private markets until the Effective Date except for the Bank line disclosed in Seniority.

Insider -up:	Lock The insiders will be locked up to sell their shares in the company unless the stock price is over $.65 and then subject to Regulation 144 selling rules, However, they may sell if the stock is below $.65 only after 9 months of the registration being effective, subject to rule 144.

Future Offerings:	For a period of up to 1 year from the Effective Date, the investor will retain the right to participate in public or private offerings of The Company's equity and equity linked securities (including anything convertible into equity) and will be eligible to participate in up to at least 20%.

Fundamental Change:	Upon a Fundamental Change, the Investor(s) will have the right to put the security to The Company at 105% of outstanding principal, plus unpaid accrued unpaid interest. A merger or other change of control transaction shall constitute a Fundamental Change.

Registration Rights:	Registrant shall file a registration statement with the SEC covering the resale and distribution by the investors of all shares which may be received by the investors upon conversion of Notes and exercise of the Warrants within 40 days of the Closing Date, which Registration Statement shall be declared effective within 135 days of such Closing Date. Penalties: If the Registration Statement is not effective within 135 days from the Issue Date or if the Company does not respond to an SEC comment within 10 business days or if the effective registration is unavailable to the Investors for more than twenty (20) days during a 365-day period, a 2% penalty per month will be assessed until the Registration Statement is declared effective or becomes available. The penalty will be payable monthly in cash.

Due Diligence Fee:	2% (two percent) of investment payable out of the escrow account upon closing.

FORWARD LOOKING STATEMENTS

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is traded on the over the counter market and is quoted on the OTC Bulletin Board under the symbol IGII. On May 12, 2003 we effectuated a 4 to 1 reverse stock split. On November 3, 2003 we effectuated a 50 to 1 reverse stock split. The closing price of our common stock on May 9, 2005, as reported on the OTC Bulletin Board was $.20 per share. The following is the adjusted for the foregoing stock splits.

PERIOD	HIGH	LOW
January 1, 2003 - March 31, 2003	$2.00	$0.80
April 1, 2003 - June 30, 2003	$6.50	$0.40
July 1, 2003 - September 30, 2003	$6.50	$0.75
October 1, 2003 - December 31, 2003	$5.62	$0.01
January 1, 2004 - March 31, 2004	$1.70	$0.62
April 1, 2004 - June 30, 2004	$1.01	$0.34
July 1, 2004 - September 15, 2004	$0.55	$0.28
October 1, 2004 - December 31, 2004	$0.75	$0.36
January 1, 2005 - March 31,2005	$0.40	$0.20

        As of March 31, 2005, there were approximately 173 holders of record of our common stock.

        Holders of our common stock are entitled to cash dividends when, as may be declared by the board of directors. We do not intend to pay any dividends in the foreseeable future and investors should not rely on an investment in us if they require dividend income. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our board of directors and will be based upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. There can be no assurance that cash dividends of any kind will ever be paid.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the selling security holders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following discussion of our results of operations and liquidity and capital resources should be read in conjunction with our Financial Statements and related Notes thereto appearing elsewhere in this prospectus.

Overview

The Company is a holding company for two subsidiaries that are technology companies in the software industry. Our Intelligent Business Systems Group, Inc. subsidiary is in the business of licensing enterprise solutions that are designed to enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations and corporations through the licensing of its turn-key digital service center software, which provides a broad range of budgetary, administrative and commercial applications on a single platform known as the NetPool Data System.

The NetPool Data System provides our licensees with the ability to operate a turnkey digital service center that is available for use by a large number of entities on a single platform without requiring these entities to have a pre-existing web site or digital catalogue. Branded and administered by our licensees, the system is installed on our licensee’s server or may be hosted by Intelligent Business Systems Group, Inc. The end users may access the system via the licensee’s web site. Utilizing the NetPool Data System, the licensees are able to offer a broad spectrum of business-related software applications to their end users. Each end user can create individualized business models through the system’s comprehensive on-line billing functions. Our licensees can generate revenue through system services and sub-licenses to individual end users. Typically the licensees charge their end user customers monthly usage and transaction-based fees. The host licensee may also sell sub-licenses to other entities in their states or vertical markets and provide those entities with the ability to offer similar services to their customer/member/consumer base.

We receive revenue from the licensing of the use of the NetPool Data System to our clients, fees for customizing the software for our clients, fees for software maintenance, fees for hosting services and training. We may also receive sublicense fees from the revenue received from the fees our customers charge individual users of the system. We have agreed to waive our customary license and maintenance fees and receive only a share of the revenue generated by two new customers for use of the system. No revenue was received from this sharing arrangement in 2004.

Our subsidiary, Secure Blue, Inc., is developing security software that is designed to meet the computer system monitoring needs required to implement internal control systems required by public companies by allowing all sensitive digital files to be tracked and usage of the files to be monitored by designated compliance officers within the organization. This software was released for sale in April 2005. No revenue was generated by Secure Blue in 2004 or during the first quarter of 2005.

Critical Accounting Policies and Estimates

                The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. A critical accounting policy is one that is both very important to the portrayal of our financial condition and results, and requires management’s most difficult, subjective or complex judgments. Typically, the circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. We believe the accounting policies below represent our critical accounting policies:

               · Revenue recognition;

              · Estimating sales returns and the allowance for doubtful accounts;

              · Value of long lived assets including purchased software;

               · Valuation of services paid for with common stock.

        Revenue Recognition. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of our revenue for any period if our management made different judgments or utilized different estimates.

        We recognize revenue in accordance with Statement of Position, or SOP 97-2, “Software Revenue Recognition,” as amended, by Staff Accounting Bulletin No. 104, Revenue Recognition. The Company adopted Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. We recognize license revenues when all of the following criteria are met: persuasive evidence of an arrangement exists, the fee is fixed or determinable, collection of the related receivables is probable, delivery of the license has occurred and the customer has accepted the license (including the expiration of an acceptance period) if the terms of the contract include an acceptance requirement. Licenses are considered delivered once a license agreement has been entered into between the customer and the Company. Actual access to the software, due to the web nature of the software, is provided upon a mutually agreed schedule but the license fee due at time of conveyance and is not contingent upon the customer providing the hardware, staff for training or scheduling conflicts in general. Training and installation are included in the license fee and can be delivered at any time after the license has been conveyed. A portion of the year one license revenue and any subsequent years licenses are amortized on an annual basis commensurate with the start of the license agreement and then each subsequent anniversary date of the license and recognized generally in 12 periods (months) per year. The revenue recognition policy is as follows; 65% of the year one license recognized upfront to cover the costs related to the installation, testing, training and the initial investment/purchase of the license of the System. This revenue is recognized in month one. The original agreement on the purchase of the license of System was to be paid within a payment schedule over a period of time in order to recoup implementation costs. It was agreed that on an average taking 65% license fee would cover this cost, the initial expenses of the employees’ time on business development which includes assisting the customer with public awareness and providing initial marketing assistance and guidance in developing a list of prospect sub-license candidates as well as presentation assistance for the same and initial profit for the license sale. The balance in deferred would be maintenance costs for the remainder of the first year and gross profit. The averagecontract length is five years. As stated in paragraph 27 of SOP 97-2, the customer intends to utilize the system over that period of time as an integral part of their overall operation and as such can continue to be reflected as fixed or determinable. The length of time that a customer is projected to bring invoices current is 12 months and believed to be atypical for these types of contracts but is expected by management to reduce in time to no more then 9 months to be brought current at such time as our receivables become part of the customers’ accounts payable system. Based on paragraph 28 of SOP 97-2, our contracts are generally long term (greater then 12 months and payments on invoices are not expected to be longer than 12 months, the fee is therefore recognized as fixed and determinable as set forth in paragraph 28.

                In the event that we grant a customer the right to specified upgrades and vendor-specific objective evidence of fair value exists for such upgrades, value to the customer is determined on a stand-alone basis and there is objective and reliable evidence of fair value of the undelivered elements. Professional services and other revenues, when sold with subscription and support offerings, are accounted for separately until we have delivered the specified upgrade or additional service. If professional services are essential to the functionality of the other elements of the arrangement, we defer recognition of revenue until we have satisfied our professional services obligations. To date, professional services have not been essential to the functionality of the other elements, and thus have been accounted for separately.

        We consider a non-cancelable agreement signed by the customer and us to be evidence of an arrangement. Delivery is considered to occur when media containing the licensed programs is provided to a common carrier, or the customer is given electronic access to the licensed software. Our typical end user license agreements do not contain acceptance clauses. We consider the fee to be fixed or determinable if the fee is not subject to refund or adjustment. If the fee is not fixed or determinable, we recognize revenue as the amounts become due and payable. The possibility of cancellation is considered “remote” as stated in paragraphs 33, of SOP 97-2. As directed per paragraph 33, no contingency for cancel ability is required. Therefore there are no funding clauses in our agreements and therefore the Company has not adopted any accounting policies for such conditions. If, in the future, such clauses are added to any license agreements, the Company will develop the appropriate policies as described in paragraphs 32 and 33 of SOP 97-2.

                Probable assurance of collection is based upon our assessment of the customer’s financial condition through review of their current financial statements or credit reports. Additional consideration is given to the type of customer. Most of our customers are government or quasi-government agencies and are thus considered low collection risk although payments could take as long as 12 months to be brought current by the customer due to the slow pay nature of such entities. As stated in paragraph 27 of SOP 97-2, the customer intends to utilize the system over that period of time as an integral part of their overall operation and as such can continue to be reflected as fixed or determinable. The length of time that a customer is projected to bring invoices current is 12 months and believed to be atypical for these types of contracts but is expected by management to reduce in time to no more then 9 months to be brought current at such time as our receivables become part of the customers’ accounts payable system. Based on paragraph 28 of SOP 97-2, our contracts are generally long term (greater then 12 months and payments on invoices are not expected to be longer than 12 months, the fee is therefore recognized as fixed and determinable as set forth in paragraph 28. Late payments and interest can be assessed based on unpaid balances on a monthly basis. Contracts do not include Rights of Return. They do include cancellation clauses available to both parties for material breaches of contracts.

For follow-on sales to existing customers, prior payment history is also used to evaluate probability of collection. If we determine that collection is not probable, we will defer the revenue and recognize the revenue upon cash collection. When our software licenses contain multiple elements, we allocate revenue to each element based on the relative fair values of the elements. Multiple element arrangements generally include post-contract support (PCS or maintenance), software products, and end-user subscriptions with billings recorded as received and in some cases, other professional services. Revenue from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as PCS, based on the relative fair values of the elements specific to us. Our determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence, which is generally determined by sales of the individual element to third parties or by reference to a renewal rate specified in the related arrangement.

Where vendor-specific objective evidence of fair-value exists for all undelivered elements, but evidence does not exist for one or more delivered elements, we account for the delivered elements in accordance with the Residual Method prescribed by SOP 98-9. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. In most cases, the bundled multiple elements include PCS and the software product. In such cases, when vendor-specific objective evidence of fair value exists for all of the undelivered elements (most commonly PCS), the residual or remaining amount is recognized as revenue and the PCS is recognized ratably over the PCS term, which is typically 12 months.

Revenues from professional services consist of training and implementation services. Training revenues are recognized as the services are performed. Professional services are not considered essential to the functionality of the other elements of the arrangement and are accounted for as a separate element. Professional services are recognized as the services are performed for time and materials contracts or upon achievement of milestones on fixed price contracts. A provision for estimated losses on fixed-price professional services contracts is recognized in the period in which the loss becomes known.

Deferred revenues include amounts billed to customers for which revenue has not yet been recognized that generally results from deferred maintenance, consulting or training services not yet rendered and license revenue deferred until all requirements under SOP 97-2 are met. Deferred revenue is recognized upon delivery of our products, as services are rendered, or as other requirements requiring deferral under SOP 97-2 are satisfied.

In 2004 we recognized revenue of $3,295,014 based on the foregoing revenue recognition policies and deferred revenue of $1,347,486.

Allowance for Doubtful Accounts and Sales Returns. We maintain an allowance for doubtful accounts and a sales return allowance to reduce amounts to their estimated realizable value. A considerable amount of judgment is required when we assess the realization of accounts receivables, including assessing the probability of collection and the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts may be required. We initially record a provision for doubtful accounts based on our historical experience, and then adjust this provision at the end of each reporting period based on a detailed assessment of our accounts receivable and allowance for doubtful accounts. In estimating the provision for doubtful accounts, we consider (i) the type of entity (government, commercial, retail) and the aging of the accounts receivable; (ii) trends within and ratios involving the age of the accounts receivable; (iii) the customer mix in each of the aging categories and the nature of the receivable, such as whether it derives from license, professional services or maintenance revenue; (iv) our historical provision for doubtful accounts; (v) the credit worthiness of the customer; and (vi) the economic conditions of the customers industry, whether the entity is government, as well as general economic conditions, among other factors.

Should any of these factors change, the estimates that we make may also change, which could impact our future provision for doubtful accounts. For example, if the financial condition of our customers were to deteriorate, affecting their ability to make payments, an additional provision for doubtful accounts could be required.

Value of long lived assets including purchased software. We capitalize and amortize the costs incurred in acquiring and developing our software products. The Company follows the provisions of SFAS No. 142 and reviews long-lived assets and identifiable tangibles whenever events or circumstances indicate that the carrying amounts of such assets may not be fully recoverable. We are required to evaluate the carrying values of our long lived assets and may be required to reduce the value in the event we determine that the value is impaired from the current carrying amount based on our estimate as to whether or not the carrying amount of a long-lived asset is recoverable from our estimate of its undiscounted cash flows. The estimates that we make regarding the future revenue we will receive from such assets will impact the whether we will be required to recognize an impairment of such assets and the amount of any impairment. There were no impairment charges in 2004.

Acquired technology consists of the following: The NetPool Software System (the System) which was acquired from the M&K Trust and was valued at the value of the note payable between the Company and the M&K Trust of $958,659.  The Company has also acquired the Secure Blue Program for the issuance of 650,000 shares of common stock valued at $0.56 per share for consideration of $364,000 plus cash and payables of $46,089 for total consideration of $$410,089.  The Company is amortizing these software assets over periods of 5 years on a straight line basis.

Valuation of services paid for with common stock. Issuances of common stock for services are accounted for based on the fair value of the consideration received or the fair value of the shares issued, whichever is a more reliable measure. We valued such issuances on the market value of our common stock at the time of authorizing such share issuances which we considered to be the more reliable measure. We recognized $1,647,466 of expense in 2004 for the shares issued to the consultants and expect to recognize the balance of the expense, amounting to $5,729,143, over the remaining life of the consulting agreements. We recognized $2,445,843 in compensation expense in 2004 for the 2,267,104 shares issued for services already received. We will review our estimates of the value of the future services to be received under such consulting arrangements against the unamortized value of the shares and may accelerate the recognition of compensation expense if indicated.

Results of operations — Year ended December 31, 2004 and 2003

Revenue

        No revenue was realized in 2003 We achieved revenue of $3,295,014 in 2004. Such revenue consisted of =license fees, subscription fees and customization fees related to our NetPool Data System software from two customers. We defer revenue from our other customers for the NetPool Data System until cash is received in accordance with our revenue recognition policies. Three of our chamber of commerce clients terminated use of the NetPool Data System during 2004 due to insolvency or management changes.

        Our licenses for the state of California for each regional office are sold for $50,000 each for the first year. The Company recognizes 65% of the license fee or $32,500 as revenue upon the activation of the license by a regional office. The balance of 35% is amortized on a straight line basis over a one year period. During the year ended December 31, 2004 we activated 33 licenses for regional offices.

        Our licenses for the Government of Nigeria consisted of the following: 1) 1st year license fee of a 5 year term effective from June 1, 2004 to June 1, 2005 for $250,000. Of this amount $162,500 was recognized upon the activation of the license and the balance of $87,500 is being amortized on a straight line basis over the 1 year period. 2) A subscription fee for 35,000 businesses at $6.00 per business per month for a period of three (3) months total invoice of $630,000. All of this revenue was recognized in the period of June 1, 2004 to September 1, 2004. 3) A subscription fee for 35,000 businesses for the next three months which is being recognized on a straight line basis for the period from September 2004 to November 1, 2004 total invoice of $840,000, and 4) a subscription fee for 35,000 businesses for the six months ended June 1, 2005. The invoice was for $1,260,000 of which $210,000 was recognized for December 2004 and the balance of $1,020,000 is deferred for 2005.

Deferred Revenue

        Deferred revenue is comprised of the unrecognized revenue related to unearned license fees, support contracts and other prepayments for which the earnings process has not been completed. Deferred revenue at December 31, 2004 was $1,347,486.

Cost of Sales

        Cost of Sales was $223,293 in 2004 or less than 7% of revenues. Cost of sales is the amortization and depreciation of the software assets.

Services paid for with common stock

        Stock-based compensation was $4,093,309 in 2004 arising out of the issuance of common stock as compensation for services received and to be received, along with Bonus Shares.  We received services relating to business support, marketing and public relations as well as advising the Company of potential business and investment opportunities. We issued 6,342,792 shares of common stock to 6 groups which were valued at the prices of the common stock on the dates of issue.  The contracts are for 5 year terms and are being amortized on a straight line basis over the term of the contracts.  The total contract values are a combined $6,987,413 and are being amortized at a monthly rate of approximately $116,456 per month.  The purpose of the contracts for services were primarily related to the expansion of public awareness, both domestically and abroad.  The overseas agreements primarily focus on United Kingdom and several other countries in Europe. 3,075,000 shares were issued to consulting companies controlled or represented by the wife of Geoffrey Birch, our chief financial officer and a director.  The Company expects that some service may have to be paid with cash such as overseas programmers or for direct business development services in forming strategic relationships abroad.  Programmers with senior experience of 10 years or more with the latest experience in the significant technology being utilized by IT cost less than half of our current programmers, on an hourly basis.  The cost for both services is projected to cost less than 10% of the projected revenue from existing contracts and therefore the company does not anticipate there will be a significant negative impact on cash flows for the year.

Amortization and depreciation

        Amortization and depreciation expense was $30,757 for 2004. We recognized amortization and depreciation expense on our furniture, fixtures and equipment.

Bad debt expense

        Bad debt expense was $172,072 in 2004 and $115,231 in 2003.

General and Administrative Expense

        General and administrative expenses were $1,139,555 in 2004 and $202,368 in 2003. General and administrative expenses consist primarily of salaries, related personnel costs, fees for professional services and other general corporate costs. General and administrative expenses increased in 2004 primarily due to staff size and time period (in 2003 the company had general expenses for only two months while 2004 was a 12 month period.

Loss on extinguishment of related party debt

        On June 26, 2004, the Company issued 1,500,000 shares of common stock to the M&K Trust as a partial payment on the note payable. The shares were valued at the closing price on the date of issuance of $0.45 per share. Pursuant to the agreement, the balance on the note payable to the M&K Trust was to be $250,000 after the share issuance. As a result of the share valuation, the Company recognized a loss on extinguishment of debt of $156,765 because the share value of $675,000 exceeded the amount of the debt being extinguished which was $518,235.

Interest

Interest expense was $38,876 in 2004 and $59,249 in 2003.

Net Income (Loss)

As a result, we reported a net loss of $2,558,613 in 2004 and a net loss of $376,848 in 2003.

Results of Operations for the Quarter ended March 31, 2005 and 2004

The Company maintained a conservative revenue recognition policy related to previously held contracts but has recognized new business or new licenses activated under previous contracts according to conservative recognition policies under GAAP. The Company reflected revenues for the quarter ended March 31, 2005at $1,108,544 and deferred revenues of $688,942, for total revenues of $1,797,486 (deferred pending recognition based on amortization policies previously stated; See Note 2 of the Financial Statements). Due to the Company’s policy of not recognizing revenue on its license agreements until payment, the Company reflected no revenues on the $671,000 of customization work completed in quarter ended March 31, 2004.

The Company had operating expenses of $926,841 in the quarter ended March 31, 2005.  The expenses we incurred in the quarter ended March 31, 2005, were primarily amortization of consulting services, depreciation, and general and administrative expenses.

This reflects an operating profit for the quarter ended March 31, 2005 of $181,703. The Company has incurred cumulative operating gain in quarter ended March 31, 2005 of $213,483, and a net operating loss of $2,721,978 to date.

Liquidity and Capital Resources

        We incurred cumulative operating losses through March 31, 2005 of $2,721,978. We have not had earnings or positive cash flow in 2004 or 2003. Net cash used by operating activities was $974,221 in 2004. Net cash used by operating activities was $92,963 in 2003. As a result, our independent auditors have stated that our losses from operations raise doubt about our ability to continue as a going concern. We made up our cash shortfall in 2004 primarily by sale of common stock. We further addressed our capital requirements in March 2005 by sale of $1,000,000 of Senior Secured Convertible Notes. We believe the proceeds of the notes as well as the cash we expect to generate from operations will enable us to meet our capital needs for at least the next twelve months.

        The Company and all of the subsidiaries use approximately $82,000 per month for general operating expenses.  Average cost for implementation if new contracts is $23,000 per month for the first 3 months for a total of $69,000 per contract.  Projected new business in number of contracts is difficult to project due to the size range of potential contracts.  It is estimated that based on calculations of the average smaller contract  revenue which is $100,000 license fee year 1 and approximate cash collections, the company would need an additional $600,000 for new contract development, $250,000 for expansion for expansion of Secure Blue product and $150,000 general expenses.

        Net cash used in investing activities in 2004 was $1,842,656. Net cash used in investing activities was $123,032 in 2003. Net cash used in investing activities in 2004 was primarily due to the acquisition of fixed assets, a loan to Commerce, Inc. in the amount of $171,072 and advances to our IBSG Group subsidiary prior to consolidation.

        Net cash provided by financing activities was $2,819,739 in 2004 and $221,554 in 2003. Net cash provided by financing activities in 2004 was due primarily to the net proceeds from the sale of our common stock and the amount we borrowed from a related party in connection with the purchase of fixed assets.

        The Company and all of the subsidiaries use approximately $82,000 per month for general operating expenses.  Average cost for implementation if new contracts is $23,000 per month for the first 3 months for a total of $69,000 per contract.  Projected new business in number of contracts is difficult to project due to the size range of potential contracts.  It is estimated that based on calculations of the average smaller contract  revenue which is $100,000 license fee year 1 and approximate cash collections, the company would need an additional $600,000 for new contract development, $250,000 for expansion for expansion of Secure Blue product and $150,000 general expenses.

        The ultimate costs and benefits of these additional expenditures are not fully known. We may seek to raise additional funds through public or private equity financing, or through other sources such as credit facilities. The sale of additional equity securities could result in dilution to our shareholders. In addition, in the future, we may enter into cash or stock acquisition transactions or other strategic transactions that could reduce cash available to fund our operations or result in dilution to shareholders.

Obligations and Commitments

The following table reflects our contractual obligations and other commercial commitments as of December 31, 2004. This table does not include trade payables and other operating expenses not subject to written commitments such as salaries.

Payments Due By Period as of December 31, 2004

Total	Less Than 1 Year	1-3 Years	4-5 Years
Debt	$315,786	$295,720	$20,066

Capital Leases	$11,980	$10,058	$1,922

Total Contractual	$327,766	$305,778	$21,988
Obligations

Does not include the Company’s Senior Secured Convertible Notes in the amount of $1,000,000 issued in March 2005.

Off Balance Sheet Arrangements

Our only significant off-balance sheet arrangements relate to operating lease obligations for $327,766 which is included in the foregoing table of obligations and commitments.

RELATED PARTY TRANSACTIONS

On February 13, 2004 the Company purchased a software license and other assets from M&K Trust, a Trust controlled by the wife of the President and a controlling shareholder, in exchange for a note payable in the amount of $958,659 payable in one hundred twenty (120) equal installments of $12,132.76 on the last day of each month commencing December 1, 2003, with the final installment due and payable on November 30, 2015, which payments include interest at the rate of 8% per annum. The note was secured by a security agreement covering all of the Company’s tangible and intangible assets. The assets sold to the Company include the exclusive license of software and source codes for the Company’s proprietary software as well as various license/maintenance agreements with the users of such software and accounts receivable generated under such license/maintenance agreements.  In June 2004, the Company and the Trust agreed to partially satisfy the note and modify the remaining payment terms. This amendment allowed the Company to substantially reduce its cash requirements to fulfill its obligations to M&K Trust. The Company agreed to issue 1,500,000 shares of its common stock to the M&K Trust and pay $125,000 to the Trust as a partial payment on the note payable.  The shares were valued at the closing price on the date of issuance of $0.45 per share. Pursuant to the agreement, the balance on the note payable to the M&K Trust was to be $125,000 after the share issuance and $125,000 payment which was to be paid on January 2, 2005 without further interest. As a result of the share valuation, the Company recognized a loss on extinguishment of debt of $156,765 because the shares valued at $675,000 exceeded the amount of the debt being extinguished which was $518,235. During the year ended December 31, 2004, the Company made cash payments of $243,815 on the note payable.  M&K Trust also agreed to release its security agreement on the Company’s assets and this was done in 2005.  However, in March 2005 a financing statement covering all the assets of IBSG International, Inc. was filed in the State of Florida on behalf of the Rivers Family Trust as the secured party.

During the year ended December 31, 2004, the M&K Trust loaned an additional $42,351 to the Company in addition to the above-referenced note.  At December 31, 2004, the Company owed the M&K Trust $238,960.  As of June 2, 2005 the Company owed M&K Trust $3,967.    The President of the Company waived the right to receive $100,000 of his 2004 salary which has been accounted for as a contribution to the Company’s capital.

On January 15, 2004, the Company issued 3,075,000 shares of common stock to consulting companies controlled or represented by the wife of Geoffrey Birch, our Chief Financial Officer and a director. These shares were valued at $1.28 per share and were set up as deferred compensation. The deferred compensation of $3,936,000 is being amortized on a straight line basis of 5 years based on the consulting contracts.

The Company loaned $5,009, $171,072 and $115,231 to Commerce, Inc. in the periods ending March 31, 2005, December 31, 2004 and December 31, 2003 respectively. These amounts were deemed to be uncollectible due to Commerce’s insolvency. Accordingly the Company recorded a bad debt expense of $171,072 and $115,231 for the years ended December 31, 2004 and 2003, respectively. Michael Rivers, the Company’s President and a director is a former officer and director of Commerce. He served as Commerce’s president and as a director for seven years prior to his extended personal leave in September of 2002 and resignation in February 2003.

OUR BUSINESS

We are a holding company for two subsidiaries that are technology companies in the software industry. Our Intelligent Business Systems Group, Inc. subsidiary is in the business of selling enterprise solutions that are designed to enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations such as Chambers of Commerce and corporations through the licensing of its turn-key digital service center software, which provides a broad range of digital budgetary, administrative and commercial services applications on a single platform known as the NetPool Data System.

The original software of Intelligent Business Systems Group, Inc. primarily emphasized workforce matters and was substantially modified and revised to develop a fully functioning business platform that would serve as a digital commerce center for the development and support of small to mid-size businesses

As a software provider, system integrator and application service provider, we generate revenue from license sales, system modifications, system support, and in certain cases a percentage of monthly customer fees.

The NetPool Data System provides our licensees with the ability to operate a turnkey digital service center that is available for use by a large number of end users on a single platform without requiring these entities to have a pre-existing web site or individual software programs. Designed to be branded and administered by our licensees, the system is installed on our licensee's server or may be hosted by Intelligent Business Systems Group, Inc. End users may access the system via the licensee's web site. Utilizing the NetPool Data System, the licensees are able to offer to end users a broad spectrum of business-related software applications including sales, sales management, bid management, sub-contracting and strategic alliance searches, fiscal management, inventory control, regional market analysis and employment services. Our licensees can generate revenue through offering system services and sub-license sales to individual end users. Typically our licensees charge their customers monthly usage and transaction-based fees. The host licensee may also sell sub-licenses to other entities in their states or vertical markets and provide those entities with the ability to offer similar services to their customer/member/consumer base.

Our subsidiary, Secure Blue, Inc., has developed security software that is designed to meet the computer system monitoring needs required to implement internal control systems required by public companies by allowing all sensitive digital files to be tracked and usage of the files to be monitored by designated compliance officers within the organization. This software was released for sale in April 2005. No revenue was generated by Secure Blue in 2004.

Secure Blue will seek to generate revenues from seat licenses, maintenance and monthly subscription fees related to global monitoring across multiple locations. Secure Blue's technology is based on security software which monitors the key strokes of all users on a network and has had success in the retail market under the name of Spyware. We do not sell this program and purchased the technology underlying this program to expedite the development of the computer system monitoring programs described herein.

Secure Blue expects to release two versions of its software. The first version is referred to as the shrink wrap version and is projected to be sold by bulk seat price for a single network at $6,000 per 25 seats. The enterprise version includes multiple networks and is 100 seat licenses at $25,000. The enterprise version comes with monthly maintenance for the first year and then is $5k per year there after. Multi network wireless reporting is available at $100/network. The shrink version monthly maintenance is an additional $1500 annually

Market for our products

        The potential market for the NetPool Data System includes any entity that has a customer, vendor or membership base comprised of small to mid size business enterprises. The potential markets for Secure Blue are public companies required to establish internal control systems.

        The market for the NetPool Data System includes state operated Small Business Development Centers, business organizations such as chambers of commerce, large corporations, and other entities which seek to help small and medium size businesses succeed. When Intelligent Business Systems Group, Inc. sells a master "host" license to a state SMALL BUSINESS DEVELOPMENT CENTER or chamber of commerce, that entity can sell "sub-licenses" to the other vertical markets in their respective states or markets, from which Intelligent Business Systems Group, Inc. may receive incremental revenue.

Small Business Development Centers

        Many states operate Small Business Development Centers funded by a combination of US Small Business Administration and state resources. The purpose of these centers is to provide a range of assistance and training to the small and mid-size business sector. We currently have a license agreement with California's small business development center system which has fifty regional offices.

Fortune 1000 Corporations:

        Intelligent Business Systems Group, Inc. suggests that Small business development centers seek to sell Corporate Sponsor subscription licenses to Fortune 1000 corporations for an average of $75,000/year. This license would provide the sponsor with unlimited access to the constituent pool of the Small business development centers small-mid size businesses of which a significant percentage are minority owned in order to facilitate the large corporation's recruitment of small and minority owned businesses as vendors. The System platform permits end users to interact not only with these large corporations, but also among each other. Intelligent Business Systems Group, Inc. anticipates receiving 60% of all such licenses sold. To date no such sponsorship licenses have been sold.

Business Associations:

        Other business associations such as local chambers of commerce have membership or offer services to small and medium size businesses. We seek to license the NetPool Data System to these organizations as a way of providing additional services and generate additional revenues.

Economic Development Projects/Workforce Projects/Financial Institutions:

        These markets reflect a combination of the above market needs. The NetPool Data System can provide them with similar benefits and the ability to create multiple associations with the other markets in a similar fashion as previously described.

Foreign Markets

In 2004 we signed a license agreement with an agency of the country of Nigeria.  We may have more difficulty collecting amounts that are owed to us from foreign customers.

Our Customers

Our licenses for the state of California for each regional office are sold for $50,000 each for the first year. The Company recognizes 65% of the license fee or $32,500 as revenue upon the activation of the license by a regional office. The balance of 35% is amortized on a straight line basis over a one year period. During the year ended December 31, 2004 we activated 33 licenses for regional offices.

Our licenses for the Corporate Affairs Commission (Government of Nigeria) consisted of the following: 1) 1st year license fee of a 5 year term effective from June 1, 2004 to June 1, 2005 for $250,000. Of this amount $162,500 was recognized upon the activation of the license and the balance of $87,500 is being amortized on a straight line basis over the 1 year period. 2) A subscription fee for 35,000 businesses at $6.00 per business per month for a period of three (3) months total invoice of $630,000. All of this revenue was recognized in the period of June 1, 2004 to September 1, 2004. 3) A subscription fee for 35,000 businesses for the next three months which is being recognized on a straight line basis for the period from September 2004 to November 1, 2004 total invoice of $840,000, and 4) a subscription fee for 35,000 businesses for the six months ended June 1, 2005. The invoice was for $1,260,000 of which $210,000 was recognized for December 2004 and the balance of $1,020,000 is deferred for 2005. In the period of January 1, 2005 to March 31, 2005, $630,000 was recognized on the balance of $1,020,000 that was deferred the prior period, leaving a deferred balance of around $390,000, which will be recognized in the 2nd quarter for the balance of the contract. There was also $22,055 from the invoicing of the 1 year license was also recognized in the period ending March 31, 2005, leaving a deferred balance of $20,136 which will be recognized in the 2nd quarter for the balance of the contract.

Our licenses for the organization, Buzgate for the first year contract at $100,000. The Company recognizes 65% of the license fee or $65,000 as revenue upon the activation of the agreement. The balance of 35% is amortized on a straight line basis over a one year period. This contract will be finance by the Company.  Per the contract the Company will receive 60% instead of the standard 30% of all Subscription Fees from here on.

Sales & Market Strategy

        Intelligent Business Systems Group, Inc. current marketing effort primarily consists of "word of mouth" referrals from existing or potential customers, various conventions and trade shows and cold calling entities with resources and marketing research. The most effective and powerful marketing tool is the demonstration of the system and its comprehensive features. Demonstrations and contract negotiations are handled on a personal basis.

        To achieve our growth plans Intelligent Business Systems Group, Inc. needs to employ more business developers, present a more visible presence at conventions and accelerate contract implementation. We also anticipate the need to provide enhanced training and marketing services to its customers, which can best be achieved by acquiring existing service companies with expertise in that field. The addition of more technical staff will accelerate contract implementation and add-on work (system modifications) as the customer base is extended. There can be no assurance that we will be able to meet our growth plans or have sufficient financial resources to provide the enhanced services.

Marketing, Sales and Support

        The Company markets its products primarily through direct contact of potential customers, referrals from existing customers or potential customers and conferences that are market specific. The key to the marketing of the various products is the ability under the NetPool product to enable customers to act as channel partners through the ability to sell sub-licenses of the system and provide a revenue generating digital service center to their customers. This makes us dependent on the efforts of our customers since we have no direct way to communicate with those parties which may be potential ultimate users of the NetPool product. Secure Blue has direct market application focusing primarily on the small cap public companies.

        Secure Blue is currently seeking to establish channel partner arrangements with Investor Relation firms that primarily target the small cap market. Secure Blue will also seek to expand its marketing efforts to include telemarketing and direct target contact through telemarketing firms that specializes in software sales. There can be no assurance that Secure Blue will be able to establish satisfactory channels of distribution for its product or that the product will generate success in the marketplace.

Customer Support

        The Company believes that strong customer support is crucial to both the initial marketing of its products and maintenance of customer satisfaction, which in turn will enhance our reputation and generate repeat orders. In addition, we believe that customer interaction and feedback involved in our ongoing support functions provide us with information on market trends and customer requirements that is critical to future product development efforts. Intelligent Business Systems Group, Inc. provides toll free and web site support. However, the first line of support is built into the systems through a self diagnostic feature which is enhanced by the system being capable of providing instructions to navigate a user error or auto report a potential system “bug” which is directed to the technical center’s program team which can correct the anomaly on-line and auto down load the correction to all systems.

Research and Development

        We believe that our success will depend in large part on our ability to maintain and enhance our current product lines, develop new products, maintain technological competitiveness and meet an expanding range of customer requirements. The Company constantly requests and receives comments on desired functionality or system changes from not only the company's customers but the customer's, customer. The Company also intends to hold focus groups taking a sample population of customers and discussing in an open forum the potential revisions of the various systems.

Competition

        We believe we are the leading provider of digital commerce and management systems for small and medium businesses provided over the internet. However our products compete against a variety of individual software programs designed to provide similar functions for small and medium sized business users. Additionally, many digital commerce solutions are available to small businesses through established internet portals such as Yahoo. Many internet hosting providers help their customers set up e-commerce sites and provide software for such sites. Internet based service providers are increasingly targeting the small and medium business market. A wide variety of consultants market e-commerce solutions to small businesses and offer a more personalized service than are available through small business development centers.

Secure Blue has a fairly dense competition pool for its base system but most of the competition is focused on the Fortune 500 markets whereas Secure Blue is focused on the small cap public market. However, a number of these competitors have established distribution channels which our product has not achieved.

Manufacturing

Our products are principally composed of user manuals and storage media, such as diskettes tapes, and/or CD-ROM. All coding and revisions are done at the central offices of the Company for all subsidiaries' products. All servers related to initial back up and developments are at the same location. The Company does very limited "hosting" which is done on-site. The Company follows the standard course for treatment of development software and storage with back up power supplies, redundant server farms and off site back up services.

Patents, Trademarks and Licenses

        We have a license agreement with M&K Trust as licensor under which we have the exclusive right to use the NetPool Data System software which currently provides all of our revenue. We purchased the license from M&K Trust as set forth in "Related Party Transactions." The license may be terminated in the event we are acquired or merged, or if any material change occurs in the constitution, management, control or the financial or other circumstances of the Company which, in the reasonable opinion of the licensor is materially detrimental to the interest of the licensor. A material change would also include existing management having less than fifty percent representation on a revised board of directors. All improvements, changes or developments in and/or to the software, whether such improvements, changes or developments are designed or created by the Company or the licensor remain the property of the licensor. We may not assign the license or any part of it without the prior consent of the licensor. These terms may make the Company less attractive as a target for potential acquirors.

        The Company currently relies upon a combination of trademark, copyright, and trade secret laws and contractual provisions to protect proprietary rights in its products. The source code for the Company's products is protected both as a trade secret and as an unpublished copyrighted work. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization. In addition, the laws of various countries in which the Company's products may be sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Because the software industry is characterized by rapid technological change, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more important to establishing and maintaining a technology leadership position than the various legal protections of its technology. There can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. There can also be no assurance that the measures taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of the technology or independent development by others of similar technology.

        Although the Company believes that its products and other proprietary rights do not infringe upon the proprietary rights of third parties there can be no assurance that third parties will not assert intellectual property infringement claims against the Company in the future or that any such claims will not require the Company to enter into royalty or cross-license arrangements or result in costly litigation.

The trademark NetPool Data System is licensed from M&K Trust under the license agreement described above. Secure Blue is a trademark and copyrighted to the Company. None of these trademarks are registered with the US Patent and Trademark Office.

Personnel

        As of March 15, 2005 the Company, including all subsidiaries had a total of 21 employees, 6 of which were engaged in marketing, sales and related customer support services, 10 were in research and development, and 5 were in general and administrative functions. Our success depends in significant part upon the performance of our senior management and certain key employees. Competition for highly skilled employees, including sales, technical and management personnel is intense in the software industry. There can be no assurance that the Company will retain its key managerial and technical employees. The Company's failure to attract, assimilate or retain highly qualified sales, technical and managerial personnel could materially adversely affect the Company's business. None of the Company's employees are represented by a labor union. The Company has never experienced any work stoppages. None of our employees has a written employment agreement.

Sales & Market Strategy

                Intelligent Business Systems Group Inc. currently has two active customers for its NetPool Data System. We additionally have __ other customers with whom we have signed agreements, but have not yet delivered the software. These customers are not reflected in our results of operations.  Our historic dependence on a small number of customers may result in substantial swings in our operating results.

                Intelligent Business Systems Group, Inc. current marketing effort primarily consists of “word of mouth” referrals from existing or potential customers, various conventions and trade shows and cold calling entities with resources and marketing research. The most effective and powerful marketing tool is the demonstration of the system and its comprehensive features. Demonstrations and contract negotiations are handled on a personal basis.

                To achieve our growth plans Intelligent Business Systems Group, Inc. needs to employ more business developers, present a more visible presence at conventions and accelerate contract implementation. We also anticipate the need to provide enhanced training and marketing services to its customers, which can best be achieved by acquiring existing service companies with expertise in that field. The addition of more technical staff will accelerate contract implementation and add-on work (system modifications) as the customer base is extended. There can be no assurance that we will be able to meet our growth plans or have sufficient financial resources to provide the enhanced services.

Marketing, Sales and Support

                The Company markets its products primarily through direct contact of potential customers, referrals from existing customers or potential customers and conferences that are market specific. The key to the marketing of the various products is the ability under the NetPool product to enable customers to act as channel partners through the ability to sell sub-licenses of the system and provide a revenue generating digital service center to their customers.  This makes us dependent on the efforts of our customers since we have no direct way to communicate with those parties which may be potential ultimate users of the NetPool product.

Secure Blue has direct market application focusing primarily on the small cap public companies. Secure Blue is currently seeking to establish channel partner arrangements with Investor Relation firms that primarily target the small cap market. Secure Blue will also seek to expand its marketing efforts to include telemarketing and direct target contact through telemarketing firms that specializes in software sales. There can be no assurance that Secure Blue will be able to establish satisfactory channels of distribution for its product or that the product will generate success in the marketplace.

Customer Support

                The Company believes that strong customer support is crucial to both the initial marketing of its products and maintenance of customer satisfaction, which in turn will enhance our reputation and generate repeat orders. In addition, we believe that customer interaction and feedback involved in our ongoing support functions provide us with information on market trends and customer requirements that is critical to future product development efforts. Intelligent Business Systems Group, Inc. provides toll free and web site support. However, the first line of support is built into the systems through a self diagnostic feature which is enhanced by the system being capable of providing instructions to navigate a user error or auto report a potential system “bug” which is directed to the technical center’s program team which can correct the anomaly on-line and auto down load the correction to all systems.

Research and Development

                We believe that our success will depend in large part on our ability to maintain and enhance our current product lines, develop new products, maintain technological competitiveness and meet an expanding range of customer requirements. The Company constantly requests and receives comments on desired functionality or system changes from not only the company’s customers but the customer’s, customer. The Company also intends to hold focus groups taking a sample population of customers and discussing in an open forum the potential revisions of the various systems.

Competition

                We believe we are the leading provider of digital commerce and management systems for small and medium businesses provided on the internet.  However we compete against a variety of  individual software programs designed to provide similar functions for  small and medium sized business users.  Additionally, many digital commerce solutions are available to small businesses through established internet portals such as Yahoo.  Many internet hosting providers help their customers set up e-commerce sites and provide software for such sites.  Internet based service providers are increasingly targeting the small and medium business market.  A wide variety of consultants market e-commerce solutions to small businesses and offer a more personalized service than are available through small business development centers.

Secure Blue has a fairly dense competition pool for its base system but most of the competition is focused on the Fortune 500 markets whereas Secure Blue is focused on the small cap public market.  However, a number of these competitors have established distribution channels which our product has not achieved.

Manufacturing

Our products are principally composed of user manuals and storage media, such as diskettes tapes, and/or CD-ROM. All coding and revisions are done at the central offices of the Company for all subsidiaries’ products. All servers related to initial back up and developments are at the same location. The Company does very limited “hosting” which is done on-site. The Company follows the standard course for treatment of development software and storage with back up power supplies, redundant server farms and off site back up services.

Patents, Trademarks and Licenses

We have a license agreement with M&K Trust as licensor under which we have the exclusive right to use the NetPool Data System software which currently provides all of our revenue.  We purchased the license from M&K Trust as set forth in “Related Party Transactions.”  The license may be terminated in the event we are acquired or merged, or if any material change occurs  in the constitution, management, control or the financial or other circumstances of the Company which, in the reasonable opinion of the licensor is materially detrimental to the interest of the licensor.  A material change  would also include existing management having less than fifty percent representation on a revised board of directors.  All improvements, changes or developments in and/or to the software, whether such improvements, changes or developments are designed or created by the Company or the licensor remain the property of the licensor.  These terms may make the Company less attractive as a target for potential acquirors.

The Company currently relies upon a combination of trademark, copyright, and trade secret laws and contractual provisions to protect proprietary rights in its products. The source code for the Company’s products is protected both as a trade secret and as an unpublished copyrighted work. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company’s products or technology without authorization. In addition, the laws of various countries in which the Company’s products may be sold may not protect the Company’s products and intellectual property rights to the same extent as the laws of the United States. Because the software industry is characterized by rapid technological change, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more important to establishing and maintaining a technology leadership position than the various legal protections of its technology. There can be no assurance that the Company’s competitors will not independently develop technologies that are substantially equivalent or superior to the Company’s technology. There can also be no assurance that the measures taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of the technology or independent development by others of similar technology.

                Although the Company believes that its products and other proprietary rights do not infringe upon the proprietary rights of third parties there can be no assurance that third parties will not assert intellectual property infringement claims against the Company in the future or that any such claims will not require the Company to enter into royalty or cross-license arrangements or result in costly litigation.

The trademark NetPool Data System is licensed from M&K Trust under the license agreement described above.  Secure Blue is a trademark and copyrighted to the Company.  None of these trademarks are registered with the US Patent and Trademark Office.

Personnel

                As of March 15, 2005 the Company, including all subsidiaries had a total of 21 employees, 6 of which were engaged in marketing, sales and related customer support services, 10 were in research and development, and 5 were in general and administrative functions. Our success depends in significant part upon the performance of our senior management and certain key employees. Competition for highly skilled employees, including sales, technical and management personnel is intense in the software industry. There can be no assurance that the Company will retain its key managerial and technical employees. The Company’s failure to attract, assimilate or retain highly qualified sales, technical and managerial personnel could materially adversely affect the Company’s business. None of the Company’s employees are represented by a labor union. The Company has never experienced any work stoppages. None of our employees has a written employment agreement.

Facilities

The Company leases offices in Celebration, Florida from an independent realtor. The square foot space leased is approximately 4,000 square feet. The term of the lease is 42 months and terminates May 18, 2007. The monthly rent is $5057.00 per month. The Company also maintains approximately 2,000 square feet of shared space in London, United Kingdom on a month by month basis for approximately $1,100 per month.

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the directors and officers of the Company and their respective ages and positions:

NAME	POSITION
Michael Rivers, PhD Geoffrey Birch Robert Jolly	CEO and Director Director/Treasurer Director

Dr. Michael Rivers,43, has been our CEO and director since November 15, 2003. Dr. Rivers has served as CEO and Director of Intelligent Business Systems Group, Inc. since May of 2003. He was President and director of Commerce Thru Digital Technology, Inc. from August 1997 to March 2003 (on leave from September of 2002).

Mr. Geoffrey Birch,60, has been Treasurer and a director of the Company since November 2003. Mr. Birch was in pharmaceuticals for over 30 years which included manufacturing and distribution. Mr. Birch grew his company until it was purchased by Pfizer in the mid 1990s. Mr. Birch is a board member for several UK Venture capital firms including one he is chairman of, Sylvrey Ltd. These firms primarily invest in young companies with tremendous growth potential in the areas of technology.

Mr. Robert Jolly,44, has been a director since November of 2003. Mr. Jolly has been a Certified Public Accountant for nearly 30 years. Mr. Jolly has served as the Chief Financial Officer of Wiginton Fire Protection Engineering, Inc. of Lake Mary, Florida. For 18 years.

SUMMARY COMPENSATION TABLE

The following table summarizes compensation paid to the Company's president/chief executive officer in 2004 (the "named executive officers") as well as his compensation in 2003. No other officer received compensation of $100,000 in any such year.

	Annual Compensation			Long Term Compensation Awards
					Awards		Payouts
	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Michael Rivers,	2004	150,000	-	-	-	-	-	-
CEO	2003	$17,307.00	0	0	0	0	0	0

Dr. Rivers was appointed CEO of IBSG International as of November 17, 2003 and the salary reported is prorated through December 31, 2003 All of Dr. Rivers's salary is currently deferred and $100,000 of his =2004 salary was waived and contributed to the capital of the Company.

EXECUTIVE EMPLOYMENT CONTRACTS

        The named executive officer set forth in the Summary Compensation Table is an "at will" employee and does not have written employment agreement. The Board of Directors has established the 2005 current base annual salary of the named executive officers as $180,000. Currently 2005's salary is being deferred.

        The Company has no stock option, pension, profit sharing, stock option or other long term compensation plans.

DIRECTOR COMPENSATION

        Directors are not paid for meetings attended at our corporate headquarters or for telephonic meetings. All travel and lodging expenses associated with directors' meeting(s) are reimbursed by the Company.

        On January 15, 2004, the Company issued 3,075,000 shares of common stock to consulting companies controlled or represented by Geoffrey Birch's wife, our Chief Financial Officer and a director. These shares were valued at $1.28 per share and were set up as deferred compensation. The deferred compensation of $3,936,000 is being amortized on a straight line basis of 5 years based on the five year term of the consulting contracts. The consulting companies have been retained to provide assistance to us in investor relation support, public relations and to advise us of potential business and investment opportunities. In February 2004 we issued 147,000 shares of our common stock to Robert Jolly.

        On May 24, 2005, the Company issued 2,000,000 shares of common stock to two (2) Officers of the Company for services as Board Members and Trustees. These shares represent pay for services rendered and were valued at $400,000.00 ($.20 per share at closing price.)

INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Florida law. It is possible that we will be required to pay certain judgments, fines and expenses incurred by an officer or director, including reasonable attorneys fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director provided that said officers or directors acted in good faith.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person of Intelligent Business Systems Group, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31,2005 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) each director of the Company, (iii) the Company's executive officer named in the Summary Compensation Table, and (iv) by all executive officers and directors of the Company as a group. The information as to each person or entity has been furnished by such person or group.

Name of Shareholder	Shares Beneficially Owned	Percent of Class
Michael Rivers (1)	15,998,096	32.7
Geoffrey Birch (2)	4,167,104	8.5
Robert Jolly	147,000	*
Kim Rivers (1)	15,998,096	32.7
All directors and executive	20,312,200	41.6
Officers as a group (3 persons)

* Less than 2%

    (1)        Represents shares owned in the name of M&K Trust, a trust established in April of 2001 for the benefit of Michael Rivers' children and wife, Kim Rivers. Kim Rivers is the trustee of the trust and exercises sole voting and investment power with respect to such shares. Dr. Rivers disclaims any beneficial interest in such shares. Address of Kim Rivers and Michael Rivers is 14035 Sierra Vista Drive, Orlando, Florida 32837.

    (2)        Mr. Birch's shares are owned by Sylvrey Group Holdings, Ltd. and GPR Group Holdings, Ltd. of Guernsey, UK.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock with $.001 par value. As of the date of this prospectus there were 48,858,292 shares of common stock outstanding. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. The company anticipates that any earnings will be retained for use in its business for the foreseeable future. Upon liquidation, dissolution, or winding up of the company, the holders of the common stock are entitled to receive the net assets held by the company after distributions to the creditors. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock are not subject to call or redemption and are fully paid and non-assessable.

Share Holders Name	Number of Shares of Common Stock Beneficially Owned Before the Offering	Percentage of Outstanding Shares (currently held)	Shares of Common Stock Being Offered in the Offering	Percentage of Outstanding Shares (being registered)	Number of Shares of Common Stock Owned After the Offering
Ann Hilton	50,000	0.14%	50,000	0.14%	--
Barbara Stubblefield	38,462	0.11%	20,000	0.06%	18,462
Benjamin Benakote	30,769	0.09%	16,000	0.05%	14,769
Benjamin Kaplan	19,231	0.06%	10,000	0.03%	9,231
Bernard Saul	96,154	0.28%	50,000	0.14%	46,154
Brook Niemi	96,154	0.28%	50,000	0.14%	46,154
Bruce Berger	96,154	0.28%	50,000	0.14%	46,154
CNA Trust for Brian Callahan ***	140,845	0.41%	140,845	0.41%	--
Casablanca Partners ***	70,423	0.20%	70,423	0.20%	--
Charles & Linda Hodge Trust ***	333,153	0.96%	240,845	0.70%	92,308
Charles Roeske	236,620	0.68%	236,620	0.68%	--
Constatino Galaxidas Real Estate MMP ***	96,154	0.28%	50,000	0.14%	46,154
Galaxidas Constatino ***	96,154	0.28%	50,000	0.14%	46,154
David Kasper	11,268	0.03%	11,268	0.03%	--
Duwayne Everson	119,051	0.34%	119,051	0.34%	--
Emmett A. Larkin Co Inc FBO CHarles Blair,	192,308	0.56%	100,000	0.29%	92,308
7001-7945 ***
Fernando Balbin Motas	69,231	0.20%	36,000	0.10%	33,231
Fredrick Barak	15,385	0.04%	8,000	0.02%	7,385
Gene Freemen	96,154	0.28%	50,000	0.14%	46,154
Gerald Barrick	134,615	0.39%	70,000	0.20%	64,615
Gerald Braegelmann	46,901	0.14%	46,901	0.14%	--
Gerald Yanowitz	115,385	0.33%	60,000	0.17%	55,385
Gerry Kamilos LLC ***	96,154	0.28%	50,000	0.14%	46,154
Jacki Danon	46,948	0.14%	46,948	0.14%	--
James & Michael Dupre	38,462	0.11%	20,000	0.06%	18,462
James & Nancy Mercadante	96,154	0.28%	50,000	0.14%	46,154
James Foondos Trust ***	96,154	0.28%	50,000	0.14%	46,154
Jeff K. Jones	96,154	0.28%	50,000	0.14%	46,154
Jeffrey Berger	96,154	0.28%	50,000	0.14%	46,154
Jeffrey Markow	46,947	0.14%	46,947	0.14%	--
Jeffrey Stephanian	281,690	0.81%	281,690	0.81%	--
Joel Yanowitz	115,385	0.33%	60,000	0.17%	55,385
Joseph Birnbaum	96,154	0.28%	50,000	0.14%	46,154
Kressin Family Trust ***	140,845	0.41%	140,845	0.41%	--
Levi & Rebecca Fabrigar	76,923	0.22%	40,000	0.12%	36,923
Lydia Dimapilis Bonzon	38,462	0.11%	20,000	0.06%	18,462
Mark Streisfeld	23,380	0.07%	23,380	0.07%	--
Merle S. Robboy Profit sharing trust ***	46,154	0.13%	24,000	0.07%	22,154
Michael Foodos	96,154	0.28%	40,000	0.12%	56,154
Mr & Mrs Robert Mehl	140,845	0.41%	140,845	0.41%	--
Olen Wilson	96,154	0.28%	50,000	0.14%	46,154
One Waverly ***	43,500	0.13%	43,500	0.13%	--
Otey Trust	28,169	0.08%	28,169	0.08%	--
Patel, Rathin	38,462	0.11%	20,000	0.06%	18,462
Patel, Shefali	76,923	0.22%	40,000	0.12%	36,923
Patti Sergent FBO	38,462	0.11%	20,000	0.06%	18,462
Pena Family Trust ***	76,923	0.22%	40,000	0.12%	36,923
Pierre Lacroix	20,000	0.06%	20,000	0.06%	--
Porter Family Trust	788,462	2.28%	410,000	1.18%	378,462
Resources Trust Co Custodian IRA FO Dempsey ***	96,154	0.28%	50,000	0.14%	46,154
Richard Bergstrom	38,462	0.11%	20,000	0.06%	18,462
Richard Parrilli	70,423	0.20%	70,423	0.20%	--
Richard Wood	38,462	0.11%	20,000	0.06%	18,462
Robert F. Earl	57,692	0.17%	30,000	0.09%	27,692
Robert Vivian	115,385	0.33%	60,000	0.17%	55,385
Ruth & Irwin Gamsen	10,563	0.03%	10,563	0.03%	--
Salvator D'mare	70,423	0.20%	70,423	0.20%	--
Schnellbacker, Emil	50,000	0.14%	50,000	0.14%	--
Shirley Laiken	28,169	0.08%	28,169	0.08%	--
Sidney Schmidt	344,507	0.99%	344,507	0.99%	--
Simpson Trust ***	38,462	0.11%	20,000	0.06%	18,462
Steve Simon	38,462	0.11%	20,000	0.06%	18,462
Steven Tirrell	96,154	0.28%	50,000	0.14%	46,154
Thomas Dekezel	115,385	0.33%	60,000	0.17%	55,385
Thomas Faragher	28,169	0.08%	28,169	0.08%	--
Tyson Lee	76,923	0.22%	40,000	0.12%	36,923
Van Bohne	46,154	0.13%	24,000	0.07%	22,154
Villa Vincent	85,445	0.25%	85,445	0.25%	--
Warren Burns	95,775	0.28%	95,775	0.28%	--
Willard Detweiler	28,169	0.08%	28,169	0.08%	--
William Blanchard	38,462	0.11%	20,000	0.06%	18,462
William M. Morse	58,885	0.17%	40,423	0.12%	18,462
William Morris	50,000	0.14%	50,000	0.14%	--
William Perry	42,254	0.12%	42,254	0.12%	--
AJ Bono	28,571	0.08%	28,571	0.08%	--
CFI Financial LTD ***	100,714	0.25%	100,714	0.25%	--
Howard Crosby	130,000	0.38%	130,000	0.38%	--
Jens Dalsgaard	666,667	1.92%	666,667	1.92%	--
Dettle Living Trust ***	40,000	0.12%	40,000	0.12%	--
Wayne Folwer	28,571	0.08%	28,571	0.08%	--
Robert Gassner	20,000	0.06%	20,000	0.06%	--
Neil L. Leroy	30,000	0.09%	30,000	0.09%	--
Lorraine Meisner	20,000	0.06%	20,000	0.06%	--
Nite Capital Limited ***	1,000,000	2.89%	1,000,000	2.89%	--
Michael B. Pisani	200,000	0.58%	200,000	0.58%	--
Redwood Consultants (warrants) ***	1,475,000	4.26%	1,475,000	4.26%	--
Alpha Capital Aktiengesellschaft	1,854,839	5.36%	1,854,839	5.36%	--
Whalehaven Capital Fund Limited	967,742	2.79%	967,742	2.79%	--
Steve Gold	80,645	0.23%	80,645	0.23%	--
Double U Master Fund LP	322,581	0.93%	322,581	0.93%	--
Grand Total	13,801,014		11,715,927		2,085,087

SELLING SECURITY HOLDERS

        This prospectus relates to the registration of up to 11,715,927 shares of our common stock held by or which may-be acquired certain selling security holders. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

        The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders prior to the offering.

        The table below sets forth information as of June 24, 2005. The percentage calculations for the selling shareholders do not include any common shares issuable upon the exercise of any currently outstanding warrants, options or other rights to acquire common shares, other than those that the selling shareholders beneficially own.

Share Holders Name ***	Actual Individual Name
CNA Trust for Brian Callahan	Cindy Slater- Assistant Vice President
Casablanca Partners	Dennis F. Augustine
Charles & Linda Hodge Trust	Charles Hodge
Constatino Galaxidas Real Estate MMP	Constantino Galaxidas
Galaxidas Constatino	Constantino Galaxidas
Emmett A. Larkin Co Inc FBO CHarles Blair, 7001-7945	Charles Blair
Gerry Kamilos LLC	Gerry Kamilos-Managing member
James Foondos Trust	James Foondos
Kressin Family Trust	James Kressin
Merle S. Robboy Profit sharing trust	Merle S. Robboy-trustee
One Waverly	Mac Passano
Otey Trust	Charles R. Otey
Pena Family Trust	Adela P. Pena
Porter Family Trust	Sanford Porter
Resources Trust Co Custodian IRA FO Dempsey	Jonh Dempsey
Simpson Trust	Larry Simpson
CFI Financial LTD	Joseph A. Atencio-Managing General Partner
Dettle Living Trust	Detweiler Willard
Nite Capital Limited	Keith Goodman- Manger of General Partners
Redwood Consultants (warrants)	Jens Dalsgaard

Shareholder	Reason for shares

Ann Hilton	In January 2004 we issued 50,000 shares of our common stock to Ann Hilton for consulting services in connection with a reverse merger valued at $64,000 or $1.28 per share.

Pierre Lacroix	In April 2004 we issued 20,000 shares of our common stock to Pierre LaCroix for investor relation services valued at $16,800 or $0.84 per share closing.

One Waverly	In February 2004 we issued 43,500 shares of our common stock to One Waverly for Debt Reduction valued at $43,065 or $0.99 per share

Redwood Consultants	Services/investor We engaged Redwood Consultants for investor communications and public relations services. A portion of their compensation was paid in warrants to purchase our common stock. 325,000 warrants are exercisable at $0.55 per warrant, 325,000 warrants are exercisable at $0.75 per warrant, 325,000 warrants are exercisable at $1.00 per warrant and 500,000 warrants are exercisable at $1.75 per warrant. The Company calculated the fair value of the warrants using the Black-Scholes fair value model and determined that the fair value of the warrants was $216,366.

Alpha Capital Akiengesellschaft Whalehaven Capital Fund Steve Gold Double U Master Fund LP	In March 2005 Alpha Capital Aktiengesellschaft, Whalehaven Capital Fund Limited. Steven Gold and Double U Master Fund LP invested an aggregate of $1,000,000 in our senior notes and Stock purchase warrants as more fully described under "Recent Financing". The shares listed represent shares which these investors may acquire upon the exercise of warrants to purchase our common stock and conversion of our senior notes into our common stock and represents approximately 150% of the number of shares which we would issue upon such exercise and conversion. We agreed to register such additional amount pursuant with our agreement with these investors.

        We are not a party to any agreement, arrangement, or understanding regarding the sale of any of these shares by the selling shareholders.

PLAN OF DISTRIBUTION

        The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

        * a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        * purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

        * ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

        * face-to-face transactions between sellers and purchasers without a broker/dealer.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

        The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

        We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

        We do not intend to distribute or deliver the prospectus by means other than by hand or mail.

SHARES ELIGIBLE FOR FUTURE SALE

        As of June 24, 2005, we have 48,858,292 shares of common stock issued and outstanding. This does not include shares that may be acquired under outstanding warrants to purchase common stock, or conversion of convertible promissory notes.

        We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

TRANSFER AGENT

        The transfer agent for our shares of common stock is Florida Atlantic Stock Transfer Co., Inc. located at 7130 Nob Hill Road, Tamarac, Florida 33321.

REPORTS TO SECURITY HOLDERS

        We file annual, quarterly and special reports, proxy and in foundation statements with the Security and Exchange Commission. See, "Where you can find more information." We intend to furnish our security holders with annual reports containing audited financial statements. We may disseminate such other unaudited interim reports to security holders, as we deem appropriate.

LEGAL PROCEEDINGS

        There is no material litigation pending or, to our knowledge, threatened against us.

LEGAL MATTERS

        Joel Bernstein, Esq., Miami, Florida will render an opinion concerning the legality of the shares being distributed hereby.

AUDITORS

        The financial statements for the 2 years ended December 31, 2004 and December 31, 2003, included in this Prospectus have been audited by HJ & Associates, Independent Certified Accounts, as set forth in their report appearing herein.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

        On January 12, 2004, we dismissed Robert C. Seiwell, Jr., CPA as our principal accountant. This decision was approved by our Board of Directors. On March 19, 2004, we engaged HJ & Associates, LLC to serve as our independent auditors for the fiscal year ended December 31, 2003.

        Robert C. Seiwell, Jr., CPA issued no reports on our financial statements. During our two most recently completed fiscal years and the subsequent interim period preceding the determination to change our principal accountants, there were no disagreements with Robert C. Seiwell, Jr.,CPA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Robert C. Seiwell, Jr., CPA, would have caused it to make reference to the subject matter of the disagreement in connection with any reports it would have prepared on our financial statements. During our two most recently completed fiscal years and the subsequent interim period preceding the decision to change principal accountants, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).

        During our two most recent fiscal years and the subsequent interim period prior to engaging HJ & Associates, LLC, neither the Registrant nor anyone on its behalf consulted with HJ & Associates, LLC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to the Registrant by HJ & Associates, LLC that was an important factor considered by the Registrant in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about IBSG International, Inc. and the securities offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. The registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W, Washington, D.C.20549. Copies may be obtained from the Securities and Exchange Commission after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including IBSGI, that file electronically with the Securities and Exchange Commission. The address of this Web site is www.sec.gov. You may also contact the Securities and Exchange Commission by telephone at (800) 732-0330.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

F-1

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
IBSG International, Inc. and Subsidiaries
Celebration, Florida

We have audited the accompanying consolidated balance sheet of IBSG International, Inc. and Subsidiaries at December 31, 2004, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBSG International, Inc. and Subsidiaries at December 31, 2004, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003 in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the consolidated financial statements, the Company has recorded significant losses from operations, and has insufficient revenues to support operational cash flows, which together raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

April 8, 2005	HJ & Associates, LLC BY: /S/ HJ & Associates, LLC —————————————— HJ & Associates, LLC Salt Lake City, Utah

F-3

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheet

ASSETS

December 31, 2004
CURRENT ASSETS
Cash	$8,421
Accounts receivable (Note 2)	4,615,075
Prepaid expenses	6,975

Total Current Assets	4,630,471

FURNITURE, FIXTURES AND SOFTWARE, NET (Note 3)	1,239,442

OTHER ASSETS
Deposits	1,380

Total Other Assets	1,380

TOTAL ASSETS	$5,871,293

The accompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheet (Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY

December 31, 2004
CURRENT LIABILITIES
Accounts payable and accrued expenses	$349,005
Deferred revenue (Note 2)	1,347,486
Capital leases payable	11,980
Note payable-related party (Note 3)	238,960

Total Current Liabilities	1,947,431

TOTAL LIABILITIES	1,947,431

COMMITMENTS AND CONTINGENCIES (Note 6)	--
STOCKHOLDERS' EQUITY
Common stock authorized 100,000,000 shares at
$0.001 par value; 37,605,202 shares issued and
outstanding	37,605
Additional paid-in capital	12,491,361
Stock subscription payable	59,500
Deferred consulting expense	(5,729,143)
Accumulated deficit	(2,935,461)

Total Stockholders' Equity	3,923,862

TOTAL LIABILTIES AND STOCKHOLDERS' EQUITY	$5,871,293

The accompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the years ended December 31,
	2004	2003
REVENUES	$3,295,014	$--

EXPENSES
Cost of Sales	223,293	--
Services paid for with common stock	1,647,466	--
Amortization and depreciation	30,757	--
Bonus shares expense	2,445,843	--
Bad debt expense - related party	171,072	115,231
General and administrative expenses	1,139,555	202,368

Total Expenses	5,657,986	317,599

Loss from operations	(2,362,972)	(317,599)

OTHER EXPENSES
Loss on extinguishment of related party debt	(156,765)	--
Interest expense	(38,876)	(59,249)

Total Other Expenses	(195,641)	(59,249)

NET LOSS	$(2,558,613)	$(376,848)

BASIC LOSS PER SHARE	$(0.08)	$(0.03)

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	32,399,692	14,630,137

The accompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

	Common Stock		Additional Paid-in	Deferred	Stock Subscription	Accumulated
	Shares	Amount	Capital	Compensation	Payable	Deficit
Balance at inception on January 9, 2003	--	$--	$--	$--	$--	$--
Common stock issued for cash	15,000,000	15,000	(5,000)	--	--	--
Net loss from inception on January 9, 2003 through December 31, 2003	--	--	--	--	--	(376,848)

Balance, December 31, 2003	15,000,000	15,000	(5,000)	--	--	(376,848)
Recapitalization	5,978,772	5,979	67,531	--	112,000	--
Common stock issued for cash	4,660,402	4,660	1,825,794	--	(112,000)	--
Common stock issued for stock offering costs	843,132	843	823,566	--	--	--
Stock offering costs	--	--	(824,406)	--	--	--
Common stock issued
for services	333,000	333	172,497	--	--	--
Common stock issued for bonus shares	2,267,104	2,267	2,443,576	--	--	--
Common stock issued for deferred compensation	6,372,792	6,373	6,981,040	(6,987,413)	--	--
Common stock issued for extinguishment of related party debt	1,500,000	1,500	673,500	--	--	--
Common stock issued for assets	650,000	650	363,350	--	--	--
Cash received for shares issued in 2005	--	--	--	--	59,500	--
Fair value of warrants granted for services rendered	--	--	216,366	--	--	--
Officer contribution of salary	--	--	100,000	--	--	--
Stock offering costs paid	--	--	(346,453)	--	--	--
Amortization of deferred costs	--	--	--	1,258,270	--	--
Net loss for the year ended December 31, 2004	--	--	--	--	--	(2,558,613)

Balance, December 31, 2004	37,605,202	$37,605	$12,491,361	$(5,729,143)	$59,500	$(2,935,461)

Theaccompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2004	2003
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(2,558,613)	$(376,848)
Adjustments to reconcile net loss to net
cash used by operating activities:
Equity instruments	2,835,039	--
Amortization of deferred consulting expense	1,258,270	--
Bad debt expense	171,072	115,231
Amortization and depreciation expense	254,050	379
Loss on extinguishment of Related party debt	156,765	--
Changes in operating assets and liabilities:
Accounts receivable	(4,615,075)	--
Prepaid expenses	(6,975)	--
Decrease (Increase) in deposits	3,667	(5,047)
Increase in accounts payable and accrued expenses	249,642	173,322
Deferred revenue	1,347,486	--

Net Cash Used by Operating Activities	(904,672)	(92,963)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan to Commerce, Inc.	(171,072)	(115,231)
Purchase of fixed assets	(163,411)	(7,801)

Net Cash Used by Investing Activities	(334,483)	(123,032)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party borrowings	42,351	211,554
Payments of related party borrowings	(243,815)	--
Proceeds from capital lease	16,959	--
Payments on capital leases	(4,979)	--
Proceeds from stock subscription payable	59,500	--
Stock offering costs	(346,453)	--
Common stock issued for cash	1,718,454	10,000

Net Cash Provided by Financing Activities	1,242,017	221,554

NET INCREASE IN CASH	2,862	5,559
CASH AT BEGINNING OF PERIOD	5,559	--

CASH AT END OF PERIOD	$8,421	$5,559

The accompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Continued)

	For the Years Ended December 31,
	2004	2003
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$33,291	$--
Income taxes paid	$--	$--
SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Common stock issued for deferred consulting expenses	$6,987,413	$--
Equity instruments	$2,835,039	$--
Common stock issued for extinguishment of
related party debt	$675,000	$--
Common stock issued for acquisition of software	$364,000	$--
Recapitalization	$73,513	$--

The accompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 1 - ORGANIZATION

a. Organization

The consolidated financial statements presented include those of IBSG International, Inc. (International) and its wholly owned subsidiaries Intelligent Business Systems Group, Inc. (Group) and Secure Blue, Inc. (Secure Blue). Collectively they are referred to as ‘the Company’. All material intercompany accounts have been eliminated in consolidation.

International was incorporated under the laws of the State of Florida in June 1996 as Celebrity Steakhouses, Inc. It changed it name to Deerfield Financial Services, then to Optical Concepts of America, Inc. and then in November 2003, it changed its name to IBSG International, Inc. International has not conducted any meaningful business activities and prior to the reverse merger with Group was a shell company.

Group was incorporated in the State of Delaware on January 9, 2003. Group was incorporated for the purpose of providing software solutions to small business development and banking and business association markets.

Secure Blue was established as a new subsidiary in June 2004 to utilize acquired security technology in addressing the digital monitoring of records for purposes of satisfaction of certain accounting control requirements of public companies.

Pursuant to a Share Exchange Agreement dated November 10, 2003, which was effective on February 13, 2004, International acquired 100% of the outstanding capital stock of Group, in exchange for 15,000,000 shares of its common stock. These shares were issued to the stockholders of Group in exchange for their wholly owned interest in Group. At the time of acquisition, the stockholders of Group acquired control of International and accordingly, for accounting purposes, Group was treated as the acquiring entity. International is the continuing entity for legal purposes. There was no adjustment to the carrying value of the assets or liabilities of Group. The Companies began planned principle operations as of the date of the reverse merger.

Concurrent with the Share Exchange Agreement, M&K Trust (a trust controlled by the wife of the president and chairman of the Company) (Trust) sold certain assets to International in exchange for a note payable of $958,659. The note bears interest at 8.00% per annum and is secured by a security agreement naming all of the tangible and intangible assets of International. The assets sold to the Company include the exclusive license of software and source codes for the Company’s proprietary software as well as various license/maintenance agreements with the users of such software. Group assumed the obligations of a previous company as licensor under such agreements. The trust obtained these assets from a company that was controlled by the president and chairman of the Company. Because of the related party nature of this transaction, the assets were valued at predecessor costs and represent actual cash which were paid to the previous company by the Trust for the development and commercialization of the software.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 1 - ORGANIZATION (Continued)

a. Organization (Continued)

International completed an acquisition of certain assets of RedHand International, a UK based company, which included sophisticated security software and a channel partner agreement. International created a new company called Secure Blue which will (1) market the aquired software as a comprehensive solution for Sarbanes-Oxley compliance; (2) integrate the software into it’s other subsidiary Group’s digital commerce platform with the benefits of adding monitoring capabilities as well as position businesses utilizing the platform to be Sarbanes-Oxley compliant and: (3) to cross market the products into receptive vertical markets. The purchase of RedHand consisted of 650,000 shares of common stock valued at $0.56 per share totaling $364,000 plus $46,088 of amounts due to be paid in cash. The entire purchase price of $410,088 was allocated to the software purchased which will be amortized over a 5 year period on a straight line basis.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Accounting Method

The consolidated financial statements are prepared using the accrual method of accounting. The Company has elected a calendar year end

b. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

c. Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d. Revenue Recognition

Our license agreements typically run for five years. A first year license fee, inclusive of installation, integration and training, is payable at the initiation of the license. However, neither of our customers paid at the initiation of the license. License maintenance is payable on the second through fifth anniversary date of the license. Each fee covers the license/maintenance fee for one year. Such fees are accounted as unearned revenue and recognized as revenue ratably over each annual period. We recognize revenue in accordance with Statement of Position, or SOP 97-2, “Software Revenue Recognition,” as amended, by Staff Accounting Bulletin No. 104, Revenue Recognition. The Company adopted Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. We recognize license revenues when all of the following criteria are met: persuasive evidence of an arrangement exists, the fee is fixed or determinable, collection of the related receivables is probable, delivery of the license has occurred and the customer has accepted the license (including the expiration of an acceptance period) if the terms of the contract include an acceptance requirement. Licenses are considered delivered once a license agreement has been entered into between the customer and the Company. Actual access to the software, due to the web nature of the software, is provided upon a mutually agreed schedule but the license fee due at time of conveyance and is not contingent upon the customer providing the hardware, staff for training or scheduling conflicts in general. Training and installation are included in the license fee and can be delivered at any time after the license has been conveyed. A portion of the year one license revenue and any subsequent years licenses are amortized on an annual basis commensurate with the start of the license agreement and then each subsequent anniversary date of the license and recognized generally in 12 periods (months) per year. In the event that we grant a customer the right to specified upgrades and vendor-specific objective evidence of fair value exists for such upgrades, value to the customer is determined on a stand-alone basis and there is objective and reliable evidence of fair value of the undelivered elements. Professional services and other revenues, when sold with subscription and support offerings, are accounted for separately until we have delivered the specified upgrade or additional service. If professional services are essential to the functionality of the other elements of the arrangement, we defer recognition of revenue until we have satisfied our professional services obligations. To date, professional services have not been essential to the functionality of the other elements, and thus have been accounted for separately.

We consider a non-cancelable agreement signed by the customer and us to be evidence of an arrangement. Delivery is considered to occur when media containing the licensed programs is provided to a common carrier, or the customer is given electronic access to the licensed software. Our typical end user license agreements do not contain acceptance clauses. We consider the fee to be fixed or determinable if the fee is not subject to refund or adjustment. If the fee is not fixed or determinable,

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d. Revenue Recognition (Continued)

we recognize revenue as the amounts become due and payable. Probable assurance of collection is based upon our assessment of the customer’s financial condition through review of their current financial statements or credit reports. Additional consideration is given to the type of customer. Most of our customers are government or quasi-government agencies and are thus considered low collection risk although payments could take as long as 12 months to be brought current by the customer due to the slow pay nature of such entities. Late payments and interest can be assessed based on unpaid balances on a monthly basis. Contracts do not include Rights of Return. They do include cancellation clauses available to both parties for material breaches of contracts.

For follow-on sales to existing customers, prior payment history is also used to evaluate probability of collection. If we determine that collection is not probable, we will defer the revenue and recognize the revenue upon cash collection. When our software licenses contain multiple elements, we allocate revenue to each element based on the relative fair values of the elements. Multiple element arrangements generally include post-contract support (PCS or maintenance), software products, and end-user subscriptions with billings recorded as received and in some cases, other professional services. Revenue from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as PCS, based on the relative fair values of the elements specific to us. Our determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence, which is generally determined by sales of the individual element to third parties or by reference to a renewal rate specified in the related arrangement.

Where vendor-specific objective evidence of fair-value exists for all undelivered elements, but evidence does not exist for one or more delivered elements, we account for the delivered elements in accordance with the Residual Method prescribed by SOP 98-9. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. In most cases, the bundled multiple elements include PCS and the software product. In such cases, when vendor-specific objective evidence of fair value exists for all of the undelivered elements (most commonly PCS), the residual or remaining amount is recognized as revenue and the PCS is recognized ratably over the PCS term, which is typically 12 months.

Revenues from professional services consist of training and implementation services. Training revenues are recognized as the services are performed. Professional services are not considered essential to the functionality of the other elements of the arrangement and are accounted for as a separate element. Professional services are recognized as the services are performed for time and materials contracts or upon achievement of milestones on fixed price contracts. A provision for estimated losses on fixed-price professional services contracts is recognized in the period in which the loss becomes known.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d. Revenue Recognition (Continued)

Deferred revenues include amounts billed to customers for which revenue has not yet been recognized that generally results from deferred maintenance, consulting or training services not yet rendered and license revenue deferred until all requirements under SOP 97-2 are met. Deferred revenue is recognized upon delivery of our products, as services are rendered, or as other requirements requiring deferral under SOP 97-2 are satisfied.

Our licenses for the state of California for each regional office are sold for $50,000 each for the first year. The Company recognizes 65% of the license fee or $32,500 as revenue upon the activation of the license by a regional office. The balance of 35% is amortized on a straight line basis over a one year period. During the year ended December 31, 2004 we activated 33 licenses for regional offices.

Our licenses for the corporate affairs commission (Government of Nigeria) consisted of the following: 1) 1st year license fee of a 5 year term effective from June 1, 2004 to June 1, 2005 for $250,000. Of this amount $162,500 was recognized upon the activation of the license and the balance of $87,500 is being amortized on a straight line basis over the 1 year period. 2) A subscription fee for 35,000 businesses at $6.00 per business per month for a period of three (3) months total invoice of $630,000. All of this revenue was recognized in the period of June 1, 2004 to September 1, 2004. 3) A subscription fee for 35,000 businesses for the next three months which is being recognized on a straight line basis for the period from September 2004 to November 1, 2004 total invoice of $840,000, and 4) a subscription fee for 35,000 businesses for the six months ended June 1, 2005. The invoice was for $1,260,000 of which $210,000 was recognized for December 2004 and the balance of $1,020,000 is deferred for 2005.

Allowance for Doubtful Accounts and Sales Returns

We maintain an allowance for doubtful accounts and a sales return allowance to reduce amounts to their estimated realizable value. A considerable amount of judgment is required when we assess the realization of accounts receivables, including assessing the probability of collection and the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts may be required. We initially record a provision for doubtful accounts based on our historical experience, and then adjust this provision at the end of each reporting period based on a detailed assessment of our accounts receivable and allowance for doubtful accounts. In estimating the provision for doubtful accounts, we consider (i) the type of entity (government, commercial, retail) and the aging of the accounts receivable; (ii) trends within and ratios involving the age of the accounts receivable; (iii) the customer mix in each of the aging categories and the nature of the receivable, such as whether it derives from license, professional services or maintenance revenue; (iv) our historical provision for doubtful accounts; (v) the credit worthiness of the customer; and (vi) the economic conditions of the customers industry, whether the entity is government, as well as general economic conditions, among other factors.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d. Revenue Recognition (Continued)

Allowance for Doubtful Accounts and Sales Returns (Continued)

Should any of these factors change, the estimates that we make may also change, which could impact our future provision for doubtful accounts. For example, if the financial condition of our customers were to deteriorate, affecting their ability to make payments, an additional provision for doubtful accounts could be required.

The Company records the values for the common stock issuances based on the closing prices of the common stock on the date of authorization for services, extinguishments of debt or any other consideration other than cash. From time to time, the Company will enter the equity market and raise cash from unaffiliated 3rd party investors. These issuances are valued at the cash prices that the Company is able to sell the stock for.

We currently have two (2) customers, the State of California and the Government of Nigeria. Our accounts receivable are as follows at December 31, 2004:

Corporate Affairs Commission (Nigeria)	$2,965,075
State of California	1,650,000

$4,615,075

We recognized revenue of the following amounts for the year ended December 31, 2004:

Corporate Affairs Commission (Nigeria)	$1,715,992
State of California	1,579,022

$3,295,014

Deferred revenue consisted of the following at December 31, 2004:

Corporate Affairs Commission (Nigeria)	$1,056,199
State of California	291,287

$1,347,486

e. Equity Transactions

Equity transactions for consideration other than cash are valued at the closing trading price of the Company’s common stock on the date of authorization.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f. Depreciation and Amortization

The Company is depreciating its furniture on a straight-line basis over 5 years and equipment on a straight-line basis over a three year period. The software acquired (Note 1) is being amortized on a straight line over a five year period.

g. Basis Loss per Share

Loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

	For the Years Ended December 31,
	2004	2003
Loss (numerator)	$(2,588,613)	$(376,848)
Shares (denominator)	32,399,692	14,630,137

Loss per share	$(0.08)	$(0.03)

The Company has excluded 1,475,000 warrants because their effect is antidilutive.

h. Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely then not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2004 and 2003:

	2004	2003
Deferred tax assets:
NOL Carryover	$1,265,500	$101,807
Deferred tax liabilities:
Depreciation	(241,800)	(408)
Valuation allowance	(1,023,700)	(101,399)

Net deferred tax asset	$--	$--

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h. Income Taxes (Continued)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2004 and 2003 due to the following:

	2004	2003
Book income	$(1,009,559)	$(146,971)
Meals & entertainment	975	630
Loss on extinguishment of debt	61,140	--
Other	(39)	44,942
Valuation allowance	947,483	101,399

	$--	$--

At December 31, 2004, the Company had net operating loss carryforwards of approximately $3,200,000 that may be offset against future taxable income from the year 2004 through 2024. No tax benefit has been reported in the December 31, 2004 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provision of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited to use in future years.

i. Recent Accounting Pronouncements

On December 16, 2004 the FASB issued SFAS No. 123(R), Share-Based Payment, which is an amendment to SFAS No. 123, Accounting for Stock-Based Compensation. This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires such transactions to be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements. This new standard is effective for awards that are granted, modified or settled in cash in interim and annual periods beginning after June 15, 2005. In addition, this new standard will apply to unvested options granted prior to the effective date. We will adopt this new standard effective for the fourth fiscal quarter of 2005, and have not yet determined what impact this standard will have on our financial position or results of operations.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

i. Recent Accounting Pronouncements (Continued)

In December 2004, the FASB issued SFAS No.153, Exchange of Nonmonetary Assets. This Statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetrary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this Statement will have no impact on the financial statements of the Company.

The implementation of the provisions of these pronouncements are not expected to have a significant effect on the Company’s consolidated financial statement presentation.

j. Cost of Sales

Cost of sales in comprised of the amortization of the capitalized software costs.

k. Long Lived Assets

The Company follows the provisions of SFAS No. 142 and reviews long-lived assets and identifiable tangibles whenever events or circumstances indicate that the carrying amounts of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amounts of the assets against the estimated undiscounted cash flows associated with these assets. At the time such evaluation indicates that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the assets’ carrying value, the assets are adjusted to their fair values (based upon discounted cash flows).

l. Research and Development Expenses

The Company expenses Research and Development expenses as incurred. During the years ended December 31, 2004 and 2003 the Company expense $0, and $0, respectively.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 3 - FURNITURE, FIXTURES AND SOFTWARE

Fixed assets are recorded at cost, major additions and improvements are capitalized and minor repairs are expensed when incurred.

Depreciation of furniture, fixtures, and software is determined using the straight-line method over the expected useful lives of the assets as follows:

Description	Useful lives
Art	Not depreciated
Furniture & fixtures	5 years
Office equipment	3 years
Software	5 years

Furniture, fixtures and software consisted of the following:

For the year ended December 31, 2004
Art	$4,793
Furniture & fixtures	27,827
Office Equipment	91,176
Software	1,370,075

1,493,871
Accumulated depreciation	(254,429)

Net furniture, fixtures and software	$1,239,442

Depreciation and amortization expense for the years ended December 31, 2004 and 2003 was $254,050 and $379, respectively.

NOTE 4 - RELATED PARTY TRANSACTIONS

Sale of software and license to Company by M&K Trust on February 13, 2004, a Trust controlled by the wife of the President for $958,659.

During the year ended December 31, 2004, the Company made cash payments of $243,815 on the note payable.

During the year ended December 31, 2004, the M&K Trust loaned an additional $42,351 to the Company in addition to the note from the sale of the software.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)

On June 26, 2004, the Company issued 1,500,000 shares of common stock to the M&K Trust as a partial payment on the note payable. The shares were valued at the closing price on the date of issuance of $0.45 per share. Pursuant to the agreement, the balance on the note payable to the M&K Trust was to be $250,000 after the share issuance. As a result of the share valuation, the Company recognized a loss on extinguishment of debt of $156,765 because the share value of $675,000 exceeded the amount of the debt being extinguished which was $518,235.

At December 31, 2004, the Company owed the M&K Trust $238,960, the Company expects to pay this amount off in 2005. The amount bears interest at 8% per annum and is secured by the NetPool software rights and title.

The President of the Company contributed $100,000 of his salary payable to capital for the year ended December 31, 2004.

The President of the Company is being compensated at $150,000 per year. No formal employment agreement exists.

On January 15, 2004, the Company issued 3,075,000 shares of common stock to consulting companies controlled by the Chief Financial Officer of the Company. These shares were valued at $1.28 per share and were set up as deferred compensation. The deferred compensation of $3,936,000 is being amortized on a straight line basis of 5 years based on the consulting contracts.

The Company loaned $171,072 and $115,231 to Commerce, Inc. These amounts were deemed to be uncollectible due to Commerce’s bankruptcy filing. Accordingly the Company recorded a bad debt expenses of $171,072 and $115,231 for the years ended December 31, 2004 and 2003, respectively. The company’s president is a former officer and director of Commerce. He served as Commerce’s president and as a director for seven years prior to his extended personal leave in September of 2002 and resignation in February 2003.

NOTE 5 - EQUITY ISSUANCES

During January 2004, the Company issued 415,333 shares of common stock for cash of $121,200 pursuant to private placements. The shares were valued at an average price of $0.29 per share.

During January 2004, the Company issued 250,000 shares of common stock as stock offering costs. The shares were valued at $1.28 per share, which was the closing price on the date of issue. The costs associated with the stock offering costs were deducted from additional paid in capital.

During January 2004, the Company issued 50,000 shares of common stock for services relating to the reverse merger. The shares were valued at $1.28 per share, which was the closing price on the date of issue.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 5 - EQUITY ISSUANCES (Continued)

During January 2004, the Company issued 5,895,000 (3,075,000 to related parties) shares of common stock to several entities for deferred consulting services. The shares were valued at $1.28 per share, which was the closing price on the date of issue. Deferred consulting expenses of $7,545,600 were established and are being amortized over a 60-month period, which is the expected term of the services.

During January 2004, the Company issued 840,000 shares of common stock to several individuals for services rendered. The shares were valued at $1.28 per share, which was the closing price on the date of issue. The Company recorded service expense of $1,074,360.

During February 2004, the Company issued 880,966 shares of common stock for cash of $393,290 pursuant to private placements. The shares were valued at an average price of $0.45 per share.

During February 2004, the Company issued 250,000 shares of common stock as stock offering costs. The shares were valued at $1.40 per share, which was the closing price on the date of issue. The costs associated with the stock offering costs were deducted from additional paid in capital.

During February 2004, the Company issued 15,000,000 shares of common stock for the reverse merger between IBSG International, Inc. and IBSG Group, Inc.

During February 2004, the Company issued 43,500 shares of common stock for the extinguishments of debt valued at $43,065. The shares were valued at $0.99 per share, which was the closing price on the date of issue.

During February 2004, the Company issued 1,417,104 shares of common stock to several individuals for services rendered. The shares were valued at $0.99 per share, which was the closing price on the date of issue. The Company recorded service expense of $1,402,933.

During March 2004, the Company issued 430,000 shares of common stock for cash of $215,000 pursuant to private placements. The shares were valued at an average price of $0.50 per share. The Company received $185,000 of the cash prior to the March 31, 2004, and the remaining $30,000 was received in April 2004.

Pursuant to the private placements for cash mentioned previously, the Company was required to issue additional shares of common stock to the various parties because the closing bid price of the Company’s stock was not $1.00 at March 31, 2004. Accordingly, the Company issued an additional 664,032 shares of common stock to the private placement investors for their cash purchases. These individuals did not contribute any services or other items to the Company. These shares were valued at $0.00 per share.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 5 - EQUITY ISSUANCES (Continued)

Subsequent to March 31, 2004, the Company collected the $30,000 stock subscription receivable.

During April 2004, the Company issued 920,000 shares of common stock for cash of $460,000 pursuant to private placements. The shares were valued at a price of $0.50 per share.

During April 2004, the Company issued 20,000 shares of common stock to an individuals for services rendered. The shares were valued at $0.84 per share, which was the closing price on the date of issue. The Company recorded service expense of $16,800.

During May 2004, the Company issued 598,000 shares of common stock for cash of $299,000 pursuant to private placements. The shares were valued at a price of $0.50 per share.

During May 2004, the Company issued 2,068 shares of common stock to individuals for deferred consulting services and along with an adjustment in June 2004 for 295,724 shares valued at $0.45. per share, which was the closing price on the date of issue. Deferred consulting expenses of $1,737 were established and are being amortized over a 60-month period, which is the expected term of the services.

During June 2004, the Company issued 430,000 shares of common stock for cash of $215,000 pursuant to private placements. The shares were valued at a price of $0.50 per share.

During June 2004, the Company issued 90,000 shares of common stock to an individuals for services rendered. The shares were valued at $0.56 per share, which was the closing price on the date of issue. The Company recorded service expense of $50,400.

During June 2004, the Company issued 650,000 shares of common stock for the Acquisition of Redhand. The shares were valued at $0.56 per share, which was the closing price on the date of issue. The Company recorded $364,000 for this purchase.

During June 2004, the Company issued 50,000 shares of common stock to employees as Bonuses. The shares were valued at $0.56 per share, which was the closing price on the date of issue. The Company recorded $28,000 as an expense.

During June 2004, the Company issued 475,724 shares of common stock for deferred consulting services. The shares valued at $0.45. per share, which was the closing price on the date of issue. Deferred consulting expenses of $214,076 were established.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 5 - EQUITY ISSUANCES (Continued)

During June 2004, the Company issued 1,500,000 shares of common stock to M&K Trust for the Note owed on NetPool. The shares valued at $0.45. per share, which was the closing price on the date of issue. The transaction was recorded reducing the liability to M&K Trust by $675,000 as of June 30, 2004. There is a balance outstanding of $250,000 at June 30, 2004.

During June 2004, the Company canceled 900,000 shares of common stock for Deferred Consulting Services from the first quarter. The shares valued at $1.28. per share, which was the closing price on the date of issue. Deferred consulting expenses of $1,152,000 were adjusted.

During June 2004, the Company canceled 147,000 shares of common stock for services rendered. The shares valued at $0.99 per share, which was the closing price on the date of issue.

In July 2004, the Company cancelled 90,000 shares which had been previously issued for services. The shares were cancelled at $0.45 per share.

In July 2004, the Company issued 343,132 shares of common stock for commissions rendered valued at $0.45 per share.

In July 2004, the Company issued 80,000 shares of common stock for cash valued at $0.50 per share.

In November 2004, the Company issued 237,000 shares of common stock for services rendered valued at $0.42 per share, which was the closing price on the date of issue.

In November 2004, the Company issued 900,000 shares of common stock for deferred consulting services valued at $0.42 per share, which was the closing price on the date of issue.

In December 2004, the Company issued 120,000 shares of common stock for cash valued at $0.25 per share.

In December 2004, the Company issued 30,000 shares of common stock for cash valued at $0.18 per share.

In December 2004, the Company issued 48,751 shares of common stock for cash valued at $0.175 per share.

In December 2004, the Company issued 133,000 shares of common stock for services rendered valued at $0.51 per share, which was the closing price on the date of issue.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 6 - COMMITMENTS AND CONTINGENCIES

During November of 2003 the Company entered into a forty-two month agreement to lease commercial real estate in Celebration, Florida. Rent was abated for December 2003. Annual minimum rental fees are as follows:

Rent:
2005:	44,928
2006:	46,276
2007:	19,282

Total	$110,486

Rent expense for the years ended December 31, 2004 and 2003 was $43,768 and $0, respectively.

The Company currently has a claim asserted against it by American Express of approximately $105,000. The Company has accrued this amount as part of its accounts payable.

NOTE 7 - WARRANTS

On September 7, 2004 the Company entered into a consulting agreement with Redwood Consultants, LLC. As consideration for the consulting agreement, the Company granted 325,000 warrants exercisable at $0.55 per warrant, 325,000 warrants exercisable at $0.75 per warrant, 325,000 warrants exercisable at $1.00 per warrant and 500,000 warrants exercisable at $1.75 per warrant. The Company calculated the fair value of the warrants using the Black-Scholes fair value model and determined that the fair value of the warrants was $216,366. The Company expensed the warrants immediately because the warrants are non-refundable and are not a prepayment for future services.

NOTE 8 - GOING CONCERN

The Company’s condensed consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred cumulative operating losses through December 31, 2004 of $2,935,461. Revenues had not been sufficient to cover its operating costs and to allow it to continue as a going concern. The potential proceeds from the sale of common stock, other contemplated debt and equity financing, and increases in operating revenues from new development would enable the Company to continue as a going concern. There can be no assurance that the Company can or will be able to complete any debt or equity financing. If these are not successful, management is committed to meeting the operational cash flow needs of the Company.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 9 - SUBSEQUENT EVENTS

Subsequent to December 31, 2004, the Company issued 2,463,333 shares of common stock for cash valued at $0.15 per share. The cash on 330,000 shares was recorded under Stock Subscription Payable in 2004.

Subsequent to December 31, 2004, the Company issued 114,285 shares of common stock for cash valued at $0.175 per share. The cash on 28,571 shares was recorded under Stock Subscription Payable in 2004.

Subsequent to December 31, 2004, the Company issued 125,000 shares of common stock for commissions, valued at $0.51 per share, which was the closing price on the date of issue.

Subsequent to December 31, 2004, the Company issued 2,222,779 shares of common stock for price protection/guarantee valued at $0.00 per share, which was the closing price on date of SB-2. The shares were issued because the Company’s shares were not trading at $1.00 per share at the date the SB-2 was filed.

Subsequent to December 31, 2004, the Company issued 30,149 shares of common stock for commissions valued at $0.33 per share which was the closing price on date of issue.

Subsequent to December 31, 2004, the Company issued 300,000 shares for services rendered valued at $0.35 per share, which was the closing price on date of issue.

Subsequent to December 31, 2004, the Company issued 130,000 shares of common stock for commissions valued at $0.36 per share, which was the closing price on date of issue.

Subsequent to December 31, 2004, the Company issued 3,100 shares of common stock for commissions valued at $0.29 per share, which was the closing price on date of issue.

On March 17, 2005 The Company entered into a financing transaction with four accredited investors pursuant to which The Company received $1,000,000 in gross cash proceeds from the issuance of senior secured convertible notes in a principal amount of $1,000,000 and warrants to purchase 3,548,388 shares of Common Stock.

The following is a summary of certain terms of the financing transaction. This summary is qualified In its entirety by reference to the full text of the underlying documents governing the transaction which are filed as exhibits to an 8-K dated March 31, 2005.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 9 - SUBSEQUENT EVENTS (Continued)

Securities Issued:	• $1 million Senior Secured Convertible Notes (the “Notes”) and • Class A and Class B common stock purchase warrants.

Coupon:	7% annual, payable semiannually in cash or at the option of the investor in common stock. If an event of default occurs at any time after the Issue Date and is not cured within 20 days, the Default Rate of 15% per annum applies.

Principal Repayments:	On the 12th month anniversary of the Closing Date, the Company shall be required to make principal repayments based on the following schedule: o Equal monthly installments for the remainder of the note in cash or at the option of the Company in stock at a price equal to a 15% discount of the company’s common stock price at time of repayment with a maximum price of a discount of 15% off the company’s common stock price at the Issue Date.

Maturity:	The Notes will mature 24 months after the Issue Date.

Seniority and Security:	The Notes will be senior to any and all indebtedness of The Company except for a bank line currently being negotiated for up to $500,000 and will be secured substantially by all assets of the The Company and its subsidiaries. At the option of the investor this may be waived. Notwithstanding the foregoing, Investor agrees to sign the appropriate subordination documents requested by the bank.

Conversion Price:	The Notes issued will be convertible at the option of the holder, at a fixed price of Price $.29, however, if the Company’s revenues for fiscal 2004 were not at least $5,000,000 and revenue results for the first quarter of fiscal 2005 are not at least $2,000,000 then the conversion price will be reduced by one third. For the purposes of this transaction only, revenue is defined as both recognized and deferred revenue.

Effective Date:	The day the Registration Statement is declared effective.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 9 - SUBSEQUENT EVENTS (Continued)

Class A Warrants:	The investors received Class A Warrants to purchase 3,225,807 shares. The Class A Warrants: warrants shall have a 5-year life and an exercise price of $.312. The warrants shall be re-priced if the Company does not have revenues of at least $20 million for 2005 based on the following schedule:

Less than $20m — 15% discounted
Less than $15m – 30% discounted
Less than $10m – 45% discounted

Forced Conversion Feature:	If, following the Effective Date, all of the Milestones specified below are satisfied on each trading day occurring during any period of ten consecutive trading days, then the Company may force conversion of the Notes by delivering to the Investors written notice thereof (a “Forced Conversion Notice”) on the business day immediately following the last day of such period (the “Forced Conversion Date”). The Forced Conversion Notice will specify the aggregate principal amount of the Notes that is subject to the forced conversion, which amount (i) shall not exceed 35% of the aggregate dollar volume traded on the Company’s principal market during the seven (7) trading days immediately preceding the Forced Conversion Date and (ii) shall be allocated among the Investors on a pro rata basis. On the Forced Conversion Date, each Investor will be deemed to have converted an amount of principal of its Debenture equal to (A) its pro rata share of the aggregate principal amount specified in the Forced Conversion Notice minus (B) the amount of principal converted by such Investor during the twenty trading days immediately preceding the Forced Conversion Date.

Milestones:	(a) The Registration Statement must be effective and available for resale of the Conversion Shares and Warrant Shares by the Investors. (b) The closing bid price for the common stock must be above $.60. (c) No event of default, or event that could become an event of default, shall have occurred. (d) The issuance pursuant to the Forced Conversion does not cause (i) the number of shares beneficially owned by any Investor to exceed 4.9% of the number of shares then outstanding.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 9 - SUBSEQUENT EVENTS (Continued)

Anti-dilution Rights:	Should the company sell any Common shares or any instrument convertible into such, at a price per share that is less than the conversion price, then the conversion price shall automatically be lowered to that new price.

Restrictions on other financing:	The Company will be restricted from borrowing money or issuing debt securities in the public or private markets until the Effective Date except for the Bank line disclosed in Seniority.

Insider Lock -up:	The insiders will be locked up to sell their shares in the company unless the stock price is over $.65 and then subject to Regulation 144 selling rules, However, they may sell if the stock is below $.65 only after 9 months of the registration being effective, subject to rule 144.

Future Offerings:	For a period of up to 1 year from the Effective Date, the investor will retain the right to participate in public or private offerings of The Company’s equity and equity linked securities (including anything convertible into equity) and will be eligible to participate in up to at least 20%.

Fundamental Change:	Upon a Fundamental Change, the Investor(s) will have the right to put the security to The Company at 105% of outstanding principal, plus unpaid accrued unpaid interest. A merger or other change of control transaction shall constitute a Fundamental Change.

Registration Rights:	Registrant shall file a registration statement with the SEC covering the resale and distribution by the investors of all shares which may be received by the investors upon conversion of Notes and exercise of the Warrants within 40 days of the Closing Date, which Registration Statement shall be declared effective within 135 days of such Closing Date. Penalties: If the Registration Statement is not effective within 135 days from the Issue Date or if the Company does not respond to an SEC comment within 10 business days or if the effective registration is unavailable to the Investors for more than twenty (20) days during a 365-day period, a 2% penalty per month will be assessed until the Registration Statement is declared effective or becomes available. The penalty will be payable monthly in cash.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 9 - SUBSEQUENT EVENTS (Continued)

Class B Warrants:	The investors received Class B Warrants to purchase 322,581 shares. The Class B Warrants have a 180-day life post effective registration and an exercise price of $.26 per share.

Due Diligence Fee:	2% (two percent) of investment payable out of the escrow account upon closing.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2005

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheet

ASSETS

March 31, 2005 (Unaudited)
CURRENT ASSETS
Cash$	692,288
Accounts receivable	4,623,075
Prepaid expenses	103,220

Total Current Assets	5,418,583

FURNITURE, FIXTURES AND SOFTWARE, NET	1,165,484

OTHER ASSETS
Prepaid expenses	337,500
Debt issue costs	14,783
Deposits	1,380

Total Other Assets	353,663

TOTAL ASSETS	$6,937,730

The accompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
(Continued)

LIABILITIES AND STOCKHOLDERS’ EQUITY

March 31, 2005 (Unaudited)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$281,536
Deferred revenue	688,942
Capital leases payable	10,349
Note payable-related party	30,754
Note payable-Investor	17,807

Total Current Liabilities	1,029,388

TOTAL LIABILITIES	1,029,388

COMMITMENTS AND CONTINGENCIES	--
STOCKHOLDERS’ EQUITY
Common stock authorized 100,000,000 shares at $0.001
par value; 43,063,848 shares issued and outstanding	43,064
Additional paid-in capital	13,969,452
Deferred consulting expense	(5,382,196)
Accumulated deficit	(2,721,978)

Total Stockholders’ Equity	5,908,342

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,937,730

The accompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
REVENUES	$1,108,544	$--

EXPENSES
Cost of sales	88,884	--
Services paid for with common stock	481,947	314,400
Amortization and depreciation	1,022	--
Bonus shares expense	19,200	2,541,293
Bad debt expense - related party	5,009	187,016
General and administrative expenses	330,779	332,133

Total Expenses	926,841	3,374,842

Income (Loss) from operations	181,703	(3,374,842)

OTHER INCOME (EXPENSES)
Gain on release of debt	52,317	--
Interest expense	(20,537)	(15,745)

Total Other Income (Expenses)	31,780	(15,745)

NET INCOME (LOSS)	$213,483	$(3,390,587)

BASIC INCOME (LOSS) PER SHARE	$0.01	$(0.16)

DILUTED INCOME PER SHARE	$0.00	$--

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	38,112,717	21,064,756

DILUTED WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	39,262,717	21,064,756

The accompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-in	Deferred	Stock Subscription	Accumulated
	Shares	Amount	Capital	Compensation	Payable
Balance,
December 31, 2004	37,605,202	$37,605	$12,491,361	$(5,729,143)	$59,500	(2,935,461)
Common stock issued
for cash (unaudited)	2,577,618	2,578	386,922	--	(59,500)	--
Common stock issued
for stock offering costs
(unaudited)	288,249	288	121,110	--	--	--
Stock offering costs
(unaudited)	--	--	(121,398)	--	--	--
Common stock issued for
price protection (unaudited)	2,222,779	2,223	(2,223)	--	--	--
Common stock issued
for services (unaudited)	300,000	300	104,700	--	--	--
Common stock issued for
bonus shares (unaudited)	70,000	70	19,130	--	--	--
Commission paid on fund
raising (unaudited)	--	--	(10,425)	--	--	--
Deferred services expensed
3/31/05 (unaudited)	--	--	--	346,947	--	--
Value of warrants granted
with note payable
(unaudited)	--	--	883,103	--	--	--
Beneficial conversion
feature of note payable
(unaudited)	--	--	97,172	--	--	--
Net income for period ended
March 31, 2005
(unaudited)	--	--	--	--	--	213,483
Balance, March 31,
2005 (unaudited)	43,063,848	$43,064	$13,969,452	$(5,382,196)	$--	(2,721,978)

The accompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended March 31,
	2005
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income (Loss)	$213,483	$(3,390,567)
Adjustments to reconcile net income (loss) to net
cash used by operating activities:
Equity instruments	124,200	2,541,293
Amortization of deferred consulting expense	346,947	314,400
Bad debt expense	5,009	187,016
Amortization and depreciation expense	77,069	41,559
Amortization of debt discount	17,807	--
Changes in operating assets and liabilities:
Accounts receivable	(8,000)	--
Prepaid expenses	(433,745)	--
Decrease (Increase) in other assets	(14,783)	(7,629)
Increase (decrease) in accounts payable & accrued expenses	(67,469)	40,349
Deferred revenue	(658,544)	--

Net Cash Used by Operating Activities	(398,026)	(273,579)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan to Commerce, Inc.	(5,009)	(71,785)
Purchase of fixed assets	(3,111)	(23,978)
Advances to IBSG Group prior to consolidation	--	(203,753)

Net Cash Used by Investing Activities	(8,120)	(299,516)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable	1,000,000	--
Costs related to note payable	(19,725)	--
Proceeds from related party borrowings	--	132,000
Payments of related party borrowings	(208,206)	(57,243)
Proceeds from capital lease	--	--
Payments on capital leases	(1,631)	--
Proceeds from stock subscription payable	--	--
Stock offering costs	(10,425)	--
Common stock issued for cash	330,000	742,555

Net Cash Provided by Financing Activities	1,090,013	817,312

NET INCREASE IN CASH	683,867	244,217
CASH AT BEGINNING OF PERIOD	8,421	5,559

CASH AT END OF PERIOD	$692,288	$249,776

The accompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Continued)
(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$2,462	$15,745
Income taxes paid	$--	$--
SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Common stock issued for deferred consulting expenses	$--	$7,545,600
Common stock issued for services	$124,200	$2,541,293
Fair value of warrants and note beneficial conversion
feature	$980,275	$--

The accompanying notes are an integral part of these consolidated financial statements.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Management believes the disclosures and information presented are adequate to make the information not misleading. It is suggested that these interim condensed consolidated financial statements be read in conjunction with the Company’s most recent 8-K filings and audited financial statements and notes thereto included in its December 31, 2004 Annual Report on Form 10-KSB. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Accounting Method

The consolidated financial statements are prepared using the accrual method of accounting. The Company has elected a calendar year end

b.	Estimates

The preparation of financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

c.	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.	Revenue Recognition

Our license agreements typically run for five years. A first year license fee, inclusive of installation, integration and training, is payable at the initiation of the license. However, neither of our customers paid the license fee at the initiation of the license. License maintenance is payable on the second through fifth anniversary date of the license. Each fee covers the license/maintenance fee for one year. Such fees are accounted as unearned revenue and recognized as revenue ratably over each annual period. We recognize revenue in accordance with Statement of Position, or SOP 97-2, “Software Revenue Recognition,” as amended, by Staff Accounting Bulletin No. 104, Revenue Recognition. The Company adopted Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. We recognize license revenues when all of the following criteria are met: persuasive evidence of an arrangement exists, the fee is fixed or determinable, collection of the related receivables is probable, delivery of the license has occurred and the customer has accepted the license (including the expiration of an acceptance period) if the terms of the contract include an acceptance requirement. Licenses are considered delivered once a license agreement has been entered into between the customer and the Company. Actual access to the software, due to the web nature of the software, is provided upon a mutually agreed schedule but the license fee is due at the time of conveyance and is not contingent upon the customer providing the hardware, staff for training or scheduling conflicts in general. Training and installation are included in the license fee and can be delivered at any time after the license has been conveyed. A portion of the year one license revenue and any subsequent years licenses are amortized on an annual basis commensurate with the start of the license agreement and then each subsequent anniversary date of the license and is recognized generally in 12 periods (months) per year. In the event that we grant a customer the right to specified upgrades and vendor-specific objective evidence of fair value exists for such upgrades, value to the customer is determined on a stand-alone basis and there is objective and reliable evidence of fair value of the undelivered elements. Professional services and other revenues, when sold with subscription and support offerings, are accounted for separately until we have delivered the specified upgrade or additional service. If professional services are essential to the functionality of the other elements of the arrangement, we defer recognition of revenue until we have satisfied our professional services obligations. To date, professional services have not been essential to the functionality of the other elements, and thus have been accounted for separately.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.	Revenue Recognition (Continued)

We consider a non-cancelable agreement signed by the customer and us to be evidence of an arrangement. Delivery is considered to occur when media containing the licensed programs is provided to a common carrier, or the customer is given electronic access to the licensed software. Our typical end user license agreements do not contain acceptance clauses. We consider the fee to be fixed or determinable if the fee is not subject to refund or adjustment. If the fee is not fixed or determinable, we recognize revenue as the amounts become due and payable. Probable assurance of collection is based upon our assessment of the customer’s financial condition through review of their current financial statements or credit reports. Additional consideration is given to the type of customer. Most of our customers are government or quasi-government agencies and are thus considered low collection risk although payments could take as long as 12 months to be brought current by the customer due to the slow pay nature of such entities. Late payments and interest can be assessed based on unpaid balances on a monthly basis. Contracts do not include Rights of Return. They do include cancellation clauses available to both parties for material breaches of contracts.

For follow-on sales to existing customers, prior payment history is also used to evaluate probability of collection. If we determine that collection is not probable, we will defer the revenue and recognize the revenue upon cash collection. When our software licenses contain multiple elements, we allocate revenue to each element based on the relative fair values of the elements. Multiple element arrangements generally include post-contract support (PCS or maintenance), software products, and end-user subscriptions with billings recorded as received and in some cases, other professional services. Revenue from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as PCS, based on the relative fair values of the elements specific to us. Our determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence, which is generally determined by sales of the individual element to third parties or by reference to a renewal rate specified in the related arrangement.

Where vendor-specific objective evidence of fair-value exists for all undelivered elements, but evidence does not exist for one or more delivered elements, we account for the delivered elements in accordance with the Residual Method prescribed by SOP 98-9. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. In most cases, the bundled multiple elements include PCS and the software product. In such cases, when vendor-specific objective evidence of fair value exists for all of the undelivered elements (most commonly PCS), the residual or remaining amount is recognized as revenue and the PCS is recognized ratably over the PCS term, which is typically 12 months.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.	Revenue Recognition (Continued)

Revenues from professional services consist of training and implementation services. Training revenues are recognized as the services are performed. Professional services are not considered essential to the functionality of the other elements of the arrangement and are accounted for as a separate element. Professional services are recognized as the services are performed for time and materials contracts or upon achievement of milestones on fixed price contracts. A provision for estimated losses on fixed-price professional services contracts is recognized in the period in which the loss becomes known.

Deferred revenues include amounts billed to customers for which revenue has not yet been recognized that generally results from deferred maintenance, consulting or training services not yet rendered and license revenue deferred until all requirements under SOP 97-2 are met. Deferred revenue is recognized upon delivery of our products, as services are rendered, or as other requirements requiring deferral under SOP 97-2 are satisfied.

Our licenses for the state of California for each regional office are sold for $50,000 each for the first year. The Company recognizes 65% of the license fee or $32,500 as revenue upon the activation of the license by a regional office. The balance of 35% is amortized on a straight line basis over a one year period. During the year ended December 31, 2004 we activated 33 licenses for regional offices.

Our licenses for the Corporate Affairs Commission (Government of Nigeria) consisted of the following: 1) 1st year license fee of a 5 year term effective from June 1, 2004 to June 1, 2005 for $250,000. Of this amount $162,500 was recognized upon the activation of the license and the balance of $87,500 is being amortized on a straight line basis over the 1 year period. 2) A subscription fee for 35,000 businesses at $6.00 per business per month for a period of three (3) months total invoice of $630,000. All of this revenue was recognized in the period of June 1, 2004 to September 1, 2004. 3) A subscription fee for 35,000 businesses for the next three months which is being recognized on a straight line basis for the period from September 2004 to November 1, 2004 total invoice of $840,000, and 4) a subscription fee for 35,000 businesses for the six months ended June 1, 2005. The invoice was for $1,260,000 of which $210,000 was recognized for December 2004 and the balance of $1,020,000 is deferred for 2005. In the period of January 1, 2005 to March 31, 2005, $630,000 was recognized on the balance of

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.	Revenue Recognition (Continued)

$1,020,000 that was deferred the prior period, leaving a deferred balance of around $390,000, which will be recognized in the 2nd quarter for the balance of the contract. There was also $22,055 from the invoicing of the 1 year license which was also recognized in the period ending March 31, 2005, leaving a deferred balance of $20,136 which will be recognized in the 2nd quarter for the balance of the contract.

Our license fee for the organization, Buzgate for the first year contract was $100,000. The Company recognizes 65% of the license fee or $65,000 as revenue upon the activation of the agreement. The balance of 35% is amortized on a straight line basis over a one year period. This contract will be finance by the Company. Per the contract the Company will receive 60% instead of the standard 30% of all Subscription Fees from here on.

Allowance for Doubtful Accounts and Sales Returns

We maintain an allowance for doubtful accounts and a sales return allowance to reduce amounts to their estimated realizable value. A considerable amount of judgment is required when we assess the realization of accounts receivables, including assessing the probability of collection and the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts may be required. We initially record a provision for doubtful accounts based on our historical experience, and then adjust this provision at the end of each reporting period based on a detailed assessment of our accounts receivable and allowance for doubtful accounts. In estimating the provision for doubtful accounts, we consider (i) the type of entity (government, commercial, retail) and the aging of the accounts receivable; (ii) trends within and ratios involving the age of the accounts receivable; (iii) the customer mix in each of the aging categories and the nature of the receivable, such as whether it derives from license, professional services or maintenance revenue; (iv) our historical provision for doubtful accounts; (v) the credit worthiness of the customer; and (vi) the economic conditions of the customers industry, whether the entity is government, as well as general economic conditions, among other factors.

Should any of these factors change, the estimates that we make may also change, which could impact our future provision for doubtful accounts. For example, if the financial condition of our customers were to deteriorate, affecting their ability to make payments, an additional provision for doubtful accounts could be required.

The Company records the values for the common stock issuances based on the closing prices of the common stock on the date of authorization for services, extinguishments of debt, or any other consideration other than cash. From time to time, the Company will enter the equity market and raise cash from unaffiliated 3rd party investors. These issuances are valued at the cash prices that the Company is able to sell the stock for.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.	Revenue Recognition (Continued)

We currently have three (3) customers, the State of California, the Government of Nigeria and BuzGate. Our accounts receivable are as follows at March 31, 2005:

Corporate Affairs Commission (Nigeria)	$2,523,075
State of California	2,000,000
BuzGate	100,000

$4,623,075

        We recognized revenue of the following amounts for the period ended March 31, 2005:

Corporate Affairs Commission (Nigeria)	$652,055
State of California	391,489
BuzGate	65,000

$1,108,544

        Deferred revenue consisted of the following at March 31, 2005:

Corporate Affairs Commission (Nigeria)	$404,144
State of California	249,798
BuzGate	35,000

$688,942

e.	Equity Transactions

Equity transactions for consideration other than cash are valued at the closing trading price of the Company’s common stock on the date of authorization.

f.	Depreciation and Amortization

The Company is depreciating its furniture on a straight-line basis over 5 years and equipment on a straight-line basis over a three-year period. The software acquired is being amortized on a straight line over a five-year period.

NOTE 3 - RELATED PARTY TRANSACTIONS

During the period ended March 31, 2005, the Company made cash payments of $208,206 on the notes payable to the M&K Trust.

The President of the Company is being compensated at $150,000 per the year ended December 31, 2004 and $180,000 for 2005. No formal employment agreement exists.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 3 - RELATED PARTY TRANSACTIONS (Continued)

The Company loaned $5,009 in the period ended March 31, 2005, $171,072 in the year ended December 31, 2004 and $115,231 in the year ended December 31, 2003 to Commerce, Inc. These amounts were deemed to be uncollectible due to Commerce’s bankruptcy filing. Accordingly the Company recorded a bad debt expenses of $171,072 and $115,231 for the years ended December 31, 2004 and 2003, respectively. In the period ended March 31, 2005 the Company recorded a bad debt of $5,009. The company’s president is a former officer and director of Commerce. He served as Commerce’s president and as a director for seven years prior to his extended personal leave in September of 2002 and resignation in February 2003.

At March 31, 2005, the Company owed the M&K Trust $30,754, the Company expects to pay this amount off in 2005. The amount bears interest at 8% per annum and is secured by the NetPool software rights and title.

NOTE 4 - EQUITY ISSUANCES

In January 2005, the Company issued 996,667 shares of common stock for cash valued at $0.15 per share.

In January 2005, the Company issued 28,571 shares of common stock for cash valued at $0.175 per share.

In January 2005, the Company issued 125,000 shares of common stock for fund raising valued at $0.51 per share, which was the closing price on the date of issue.

Pursuant to the private placements for cash mentioned previously, the Company was required to issue additional shares of common stock to the various parties because the closing bid price of the Company’s stock was not $1.00 at the time of the SB-2 filing. Accordingly, the Company issued an additional 2,222,779 shares of common stock to the private placement investors for their cash purchases. These individuals did not contribute any services or other items to the Company. These shares were valued at $0.00 per share.

In February 2005, the Company issued 1,466,666 shares of common stock for cash valued at $0.15 per share.

In February 2005, the Company issued 30,149 shares of common stock for fund raising valued at $0.33 per share, which was the closing price on the date of issue.

In February 2005, the Company issued 300,000 shares of common stock for fund raising valued at $0.35 per share, which was the closing price on the date of issue.

In February 2005, the Company issued 100,000 shares of common stock under Bonus Shares, valued at $0.36 per share, which was the closing price on the date of issue.

In February 2005, the Company issued 85,714 shares of common stock for cash valued at $0.175 per share.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 4 - EQUITY ISSUANCES (Continued)

In March 2005, the Company issued 130,000 shares of common stock for services rendered valued at $0.36 per share, which was the closing price on the date of issue.

In March 2005, the Company issued 3,100 shares of common stock for fund raising valued $0.29 per share, which was the closing price on the date of issue.

In March 2005, the Company canceled (30,000) shares of common stock, which was originally issued on June 10, 2004 as Bonus Shares valued at $0.56 per share, which was the closing price on the date of issue.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

The Company in April 2005 made a settlement agreement with American Express for payment of $53,000 of the $105,000 owed, which has been paid and forgiveness of the balance has been recorded under “Gain on Release of Debt”.

NOTE 6 - WARRANTS

On September 7, 2004, the Company entered into a consulting agreement with Redwood Consultants, LLC. As consideration for the consulting agreement, the Company granted 325,000 warrants exercisable at $0.55 per warrant, 325,000 warrants exercisable at $0.75 per warrant, 325,000 warrants exercisable at $1.00 per warrant and 500,000 warrants exercisable at $1.75 per warrant. The Company calculated the fair value of the warrants using the Black-Scholes fair value model and determined that the fair value of the warrants was $216,366. The Company expensed the warrants immediately because the warrants are non-refundable and are not a prepayment for future services.

NOTE 7 - GOING CONCERN

The Company’s condensed consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred cumulative operating losses through March 31, 2005 of $2,721,978. Revenues had not been sufficient to cover its operating costs and to allow it to continue as a going concern. The potential proceeds from the sale of common stock, other contemplated debt and equity financing, and increases in operating revenues from new development would enable the Company to continue as a going concern. There can be no assurance that the Company can or will be able to complete any debt or equity financing. If these are not successful, management is committed to meeting the operational cash flow needs of the Company.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 8 - NOTE PAYABLE: LH ASSOCIATES

        In the period ended March 31, 2005, the Company secured a $1 Million Investment.

Securities Issued: Coupon: Principal Repayments: Maturity: Seniority and Security: Conversion Price: Effective Date:	$1 million Senior Secured Convertible Notes (the "Notes") and
 Class A and Class B common stock purchase warrants.

7% annual, payable semiannually in cash or at the option of the investor in common stock. If an event of default occurs at any time after the Issue Date and is not cured within 20 days, the
Default Rate of 15% per annum applies.

On the 12th month anniversary of the Closing Date, the Company shall be required to make principal repayments based on the
following schedule: Equal monthly installments for the
remainder of the note in cash or at the option of the Company in stock at a price equal to a 15% discount of the company’s common stock price at time of repayment with a maximum price of a
discount of 15% off the company’s common stock price at the
Issue Date.

The Notes will mature 24 months after the Issue Date.

The Notes will be senior to any and all indebtedness of The
Company except for a bank line currently being negotiated for up to $500,000 and will be secured substantially by all assets of the The Company and its subsidiaries. At the option of the
investor this may be waived. Notwithstanding the foregoing,
Investor agrees to sign the appropriate subordination documents requested by the bank.

The Notes issued will be convertible at the option of the
holder, at a fixed price of Price $.29, however, if the
Company’s revenues for fiscal 2004 were not at least $5,000,000 and revenue results for the first quarter of fiscal 2005 are not at least $2,000,000 then the conversion price will be reduced by one third. For the purposes of this transaction only, revenue is defined as both recognized and deferred revenue.

The day the Registration Statement is declared effective.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 8 - NOTE PAYABLE: LH ASSOCIATES (Continued)

Class A Warrants: Forced Conversion Feature: Milestones:	The investors received Class A Warrants to purchase 3,225,807 shares. The Class A Warrants: warrants shall have a 5-year life and an exercise price of $.312. The warrants shall be re-priced if the Company does not have revenues of at least $20 million for 2005 based on the following schedule:

Less than $20m – 15% discounted
Less than $15m – 30% discounted
Less than $10m – 45% discounted

If, following the Effective Date, all of the Milestones
specified below are satisfied on each trading day occurring
during any period of ten consecutive trading days, then the
Company may force conversion of the Notes by delivering to the
Investors written notice thereof (a “Forced Conversion Notice”)
on the business day immediately following the last day of such period (the “Forced Conversion Date”). The Forced Conversion
Notice will specify the aggregate principal amount of the Notes that is subject to the forced conversion, which amount (i) shall not exceed 35% of the aggregate dollar volume traded on the
Company’s principal market during the seven (7) trading days immediately preceding the Forced Conversion Date and (ii) shall be allocated among the Investors on a pro rata basis. On the
Forced Conversion Date, each Investor will be deemed to have converted an amount of principal of its Debenture equal to (A)
its pro rata share of the aggregate principal amount specified in the Forced Conversion Notice minus (B) the amount of
principal converted by such Investor during the twenty trading days immediately preceding the Forced Conversion Date.

(a) The Registration Statement must be effective and available for resale of the Conversion Shares and Warrant Shares by the
Investors.
(b) The closing bid price for the common stock must be above
$.60.
(c) No event of default, or event that could become an event of default, shall have occurred.
(d) The issuance pursuant to the Forced Conversion does not
cause (i) the number of shares beneficially owned by any
Investor to exceed 4.9% of the number of shares then
outstanding.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 8 - NOTE PAYABLE: LH ASSOCIATES (Continued)

Anti-dilution Rights: Restrictions on other financing Insider Lock –up: Future Offerings: Fundamental Change: Registration Rights:	Should the company sell any Common shares or any instrument
  convertible into such, at a price per share that is less than the conversion price, then the conversion price shall
  automatically be lowered to that new price.

  The Company will be restricted from borrowing money or issuing debt securities in the public or private markets until the
  Effective Date except for the Bank line disclosed in Seniority.

  The insiders will be locked up to sell their shares in the company unless the stock price is over $.65 and then subject to
  Regulation 144 selling rules, However, they may sell if the stock is below $.65 only after 9 months of the registration being effective, subject to rule 144.

  For a period of up to 1 year from the Effective Date, the
  investor will retain the right to participate in public or private offerings of The Company’s equity and equity linked securities (including anything convertible into equity) and will be eligible to participate in up to at least 20%.

  Upon a Fundamental Change, the Investor(s) will have the right to put the security to The Company at 105% of outstanding
  principal, plus unpaid accrued unpaid interest. A merger or other change of control transaction shall constitute a
  Fundamental Change.

 Registrant shall file a registration statement with the SEC covering the resale and distribution by the investors of all shares which may be received by the investors upon conversion of
 Notes and exercise of the Warrants within 40 days of the Closing
 Date, which Registration Statement shall be declared effective within 135 days of such Closing Date. Penalties: If the
 Registration Statement is not effective within 135 days from the
 Issue Date or if the Company does not respond to an SEC comment within 10 business days or if the effective registration is unavailable to the Investors for more than twenty (20) days during a 365-day period, a 2% penalty per month will be assessed until the Registration Statement is declared effective or becomes available. The penalty will be payable monthly in cash.

IBSG INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005 and 2004

NOTE 8 - NOTE PAYABLE: LH ASSOCIATES (Continued)

Class B Warrants: Due Diligence Fee:	The investors received Class B Warrants to purchase 322,581
shares. The Class B Warrants have a 180-day life post effective registration and an exercise price of $.26 per share.

2% (two percent) of investment payable out of the escrow account upon closing.

The Company has valued the warrants granted at $882,103 using the Black Scholes model. The Company has valued the beneficial conversion feature of the note at $97,172. These amounts along with $19,725 have been presented as contra debt accounts. The value of the warrants, beneficial feature, and other costs are being amortized to interest expense over the life of the loan. Amortization expense for the three months ended March 31, 2005 was $17,807. The net value of the note payable as of March 31, 2005 was $17,807.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director or a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3)

        Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

        A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 607.0850(9).

        Article VIII of our Articles of Incorporation and Article 4.13 of our By-laws authorize us to indemnify our officers and directors to the fullest extent authorized by the Florida Business Corporation Act.

Item 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.

Registration Fee
Printing Expenses*	1,500
Legal Fees and Expenses*
Accounting Fees and Expenses*	5,000
Blue Sky Fees and Expenses*	-0-
Transfer Agent Fees and Expenses*	1,000
Misc.*	1,000

Total	$8,500

*Estimated

Item 26.    RECENT SALES OF UNREGISTERED SECURITIES.

The following provides information concerning all sales of securities within the last three years which were not registered under the Securities Act of 1933.

In January 2004 we sold 415,333 shares of our common stock to ten (10) accredited investors for $121,200 ($0.29 per share) and commissions of $11,100 was paid to LDL Marketing in connection with  the offering.  The shares issued in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Rule 506 of regulation D.  The shareholders who received the forgoing shares signed a subscription agreement acknowledging that the shares were not registered under the Securities Act of 1933, and could only be sold under a registration or exemption from registration.  Each certificate for such shares contains a restrictive legend concerning the foregoing restrictions on transfer order has been lodged against such shares.  Each investor was offered access to the companies books and records and the opportunity to ask questions and receive answers concerning the terms and condition of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished.

In February 2004 we sold 880,966 shares of our common stock to twelve (12) accredited investors for $393,290 ($0.45 per share) and a total commission of $27,175 was paid out as follows:  $8,325 was paid to LDL Marketing, $2,500 was paid to Redwood Consultants as a finders fee and $16,350 and one share of our common stock for each 10 shares sold in the offering was paid to Westcap Securities as the underwriters in the offering.  The shares issued in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Rule 506 of regulation D.  The shareholders who received the forgoing shares signed a subscription agreement acknowledging that the shares were not registered under the Securities Act of 1933, and could only be sold under a registration or exemption from registration.  Each certificate for such shares contains a restrictive legend concerning the foregoing restrictions on transfer order has been lodged against such shares.  Each investor was offered access to the companies books and records and the opportunity to ask questions and receive answers concerning the terms and condition of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished.

In March 2004 we sold 430,000 shares of our common stock to eleven (11) accredited investors for $215,000 ($0.50 per share) and a total commission of $82,610 was paid out as follows: $15,875 was paid to Redwood Consultants as a finders fee and $66,735 was paid to Westcap Securities as the placement agent for  the offering.  The shares issued in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Rule 506 of regulation D.  The shareholders who received the forgoing shares signed a subscription agreement acknowledging that the shares were not registered under the Securities Act of 1933, and could only be sold under a registration or exemption from registration.  Each certificate for such shares contains a restrictive legend concerning the foregoing restrictions on transfer order has been lodged against such shares.  Each investor was offered access to the companies books and records and the opportunity to ask questions and receive answers concerning the terms and condition of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished.

In April 2004 we sold 920,000 shares of our common stock to seventeen (17) accredited investors for $460,000 ($0.50 per share) and a total commission of $104,333 was paid out as follows: $30,558 was paid to Redwood Consultants as a finders fee and $73,775 and one share of our common stock for each 10 shares sold in the offering was paid to Westcap Securities as the placement agent for the offering.  The shares issued in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Rule 506 of regulation D.  The shareholders who received the forgoing shares signed a subscription agreement acknowledging that the shares were not registered under the Securities Act of 1933, and could only be sold under a registration or exemption from registration.  Each certificate for such shares contains a restrictive legend concerning the foregoing restrictions on transfer order has been lodged against such shares.  Each investor was offered access to the companies books and records and the opportunity to ask questions and receive answers concerning the terms and condition of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished.

In May 2004 we sold 598,000 shares of our common stock to thirteen (13) accredited investors for $299,000 ($0.50 per share) and a total commission of $82,750 was paid out as follows: $20,450 was paid to Redwood Consultants as a finders fee and $62,300 and one share of our common stock for each 10 shares sold in the offering was paid to Westcap Securities as the placement agent for the offering.  The shares issued in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Rule 506 of regulation D.  The shareholders who received the forgoing shares signed a subscription agreement acknowledging that the shares were not registered under the Securities Act of 1933, and could only be sold under a registration or exemption from registration.  Each certificate for such shares contains a restrictive legend concerning the foregoing restrictions on transfer order has been lodged against such shares.  Each investor was offered access to the companies books and records and the opportunity to ask questions and receive answers concerning the terms and condition of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished.

         In June 2004 we sold 430,000 shares of our common stock to eleven (11) accredited investors for $215,000 ($0.50 per share) and a total commission of $22,400 was paid out as follows: $5,250 was paid to Redwood Consultants as a finders fee and $17,150 and one share of our common stock for each 10 shares sold in the offering was paid to Westcap Securities as the placement agent for the offering.  The shares issued in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Rule 506 of regulation D.  The shareholders who received the forgoing shares signed a subscription agreement acknowledging that the shares were not registered under the Securities Act of 1933, and could only be sold under a registration or exemption from registration.  Each certificate for such shares contains a restrictive legend concerning the foregoing restrictions on transfer order has been lodged against such shares.  Each investor was offered access to the companies books and records and the opportunity to ask questions and receive answers concerning the terms and condition of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished.

In July 2004 we sold 80,000 shares of our common stock to four (4) accredited investors for $40,000 ($0.50 per share) and a total commission of $8,000 was paid out as follows: $2,000 was paid to Redwood Consultants as a finders fee and $6,000 and one share of our common stock for each 10 shares sold in the offering was paid to Westcap Securities as the placement agent for the offering.  The shares issued in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Rule 506 of regulation D.  The shareholders who received the forgoing shares signed a subscription agreement acknowledging that the shares were not registered under the Securities Act of 1933, and could only be sold under a registration or exemption from registration.  Each certificate for such shares contains a restrictive legend concerning the foregoing restrictions on transfer order has been lodged against such shares.  Each investor was offered access to the companies books and records and the opportunity to ask questions and receive answers concerning the terms and condition of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished.

In December 2004 we sold 198,751 shares of our common stock to five (5) accredited investors for $43,931 ($0.22 average per share) and a total commission of $8,085 was paid out as follows: $3,750 was paid to LDL Marketing and $4,335 was paid to Nedwick Consultants in connection with the offering.  The shares issued in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Rule 506 of regulation D.  The shareholders who received the forgoing shares signed a subscription agreement acknowledging that the shares were not registered under the Securities Act of 1933, and could only be sold under a registration or exemption from registration.  Each certificate for such shares contains a restrictive legend concerning the foregoing restrictions on transfer order has been lodged against such shares.  Each investor was offered access to the companies books and records and the opportunity to ask questions and receive answers concerning the terms and condition of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished.

In January 2005 we sold 1,025,238 shares of our common stock to four (4) accredited investors for $154,500 ($0.15 per share) and a total commission of $10,500 was paid to Berthel, Fisher & Co. in connection with the offering.  The shares issued in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Rule 506 of regulation D.  The shareholders who received the forgoing shares signed a subscription agreement acknowledging that the shares were not registered under the Securities Act of 1933, and could only be sold under a registration or exemption from registration.  Each certificate for such shares contains a restrictive legend concerning the foregoing restrictions on transfer order has been lodged against such shares.  Each investor was offered access to the companies books and records and the opportunity to ask questions and receive answers concerning the terms and condition of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished.

In February 2005 we sold 1,552,380 shares of our common stock to one (1) accredited investor for $235,000 ($0.15 per share).  There was no underwriter in the offering.

The shares issued in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933 pursuant to Rule 506 of regulation D.  The shareholders who received the forgoing shares signed a subscription agreement acknowledging that the shares were not registered under the Securities Act of 1933, and could only be sold under a registration or exemption from registration.  Each certificate for such shares contains a restrictive legend concerning the foregoing restrictions on transfer order has been lodged against such shares.  Each investor was offered access to the companies books and records and the opportunity to ask questions and receive answers concerning the terms and condition of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished.

The following securities were sold for consideration other than cash.  We believe that the sales were exempt from registration under Section 4(2) of the Securities Act of 1933.  The securities were not offered publicly but only to identified persons who provided the specific consideration referred to herein.  We believe the shareholders were knowledgeable and sophisticated in investment matters. Each certificate for such shares contains a legend restricting transfer of the shares without registration under the Securities Act of 1933 or an exemption from such registration and a stop transfer order  has been lodged against such shares.

In January 2004 we issued 250,000 shares of our common stock to one (1) party (LDL Marketing) for services in stock offering, this cost was deducted from additional paid in capital.  The amount recorded was $320,000, ($1.28 per share closing price).

In January 2004 we issued 50,000 shares of our common stock to one (1) party (Ann Hilton) for consulting services on the reverse merger. The amount recorded was $64,000, ($1.28 per share closing price).

In January 2004 we issued 4,995,000 shares of our common stock to four (4) Business Consultants (Glen Graig Group received 960,000 shares, Sapphire. LTD received 960,000 shares, GPR Group received 1,950,000 shares and Sylvery LTD received 1,125,000 shares).  The contacts have a five (5) year life and amortized over 60 Months.  The services are for new business ventures and investors relations for overseas market.  The total amount recorded in expense for 2004 was $1,254,240 and deferred for future periods $5,139,360 (total $6,393,600 = $1.28 per share closing price).

In January 2004 we issued 840,000 shares of our common stock to four (4) parties (Peas Pod Maize received 390,000 shares, Mark Sabin received 127,500 shares, Will Hoy received 195,000 shares and James Ellis received 127,500 shares) as Bonus Shares (friends of the Company).  The amount recorded was $1,075,200, ($1.28 per share closing price).

In February 2004 we issued 250,000 shares of our common stock to one (1) party (LDL Marketing) for services in stock offering, this cost was deducted from additional paid in capital.  The amount recorded was $350,000, ($1.40 per share closing price).

In February 2004 we issued 15,000,000 shares of our common stock to one (1) party (M&K Trust) for the reverse merger between IBSG International and IBSG.  The value of the shares were at the PAR of ($0.001 per share) $15,000.00.

In February 2004 we issued 43,500 shares of our common stock to one (1) party (One Waverley) for the extinguishment of debt valued at $43,065.  The shares were valued at ($0.99 per share, the closing price).

In February 2004 we issued 1,270,104 shares of our common stock to twelve (12) parties ( Kevin Carey received 180,000 shares, Gerald Schneiderman received 90,000 shares, Joel Baumwall received 90,000 shares, Francis and Francine Ruotolo received 90,000 shares, Sylvrey received 92,104 shares, Joseph Fernandez received 147,000 shares, Mark Gunderson received 147,000 shares, Robert Jolly received 147,000, Phillip Geiger received 147,000, Jerome Fine received 90,000 shares and Ethal Schwartz received 50,000 shares) as Bonus Shares (friends of the Company).

The amount recorded was $1,257,403, ($0.99 per share closing price).

In March 2004 pursuant to private placement for cash mentioned previously, the Company was required to issue additional shares of common stock to various parties because the closing bid price of the Company’s stock was not $1.00 at March 31, 2004.  Accordingly, the Company issued an additional 664,032 shares of common stock to the private placement investors for their cash purchases.  These individuals did not contribute any services or other items to the Company.  These shares were valued at $0.00 per share.

In April 2004 we issued 20,000 shares of our common stock to one (1) party (Pierre LaCroix) for services rendered; Investor relations.  The amount recorded was $16,800, ($0.84 per share closing price).

In May 2004 we issued 2,068 shares of our common stock to one (1) party (NPDC) for future services; Investor relations.  The amount recorded was $1,737 in deferred consulting ($0.84 per share closing price).

In June 2004 we issued 20,000 shares of our common stock to one (1) party/employee (Ron Sisemore) as Bonus Shares.  The amount recorded was $11,200, ($0.56 per share closing price).

In June 2004 we issued 90,000 shares of our common stock to one (1) party (Braucher) for services rendered; Investor relations.  The amount recorded was $50,400, ($0.56 per share closing price).

In June 2004 we issued 650,000 shares of our common stock to one (1) party (James Leslie Pilkington) for Acquisition of Redhand software.  The amount recorded was $364,000, ($0.56 per share closing price).

In June 2004 we issued 385,724 shares of our common stock to two (2) parties (NPDC received 295,724 shares and Carlton Bukk received 90,000 shares) for services rendered and deferred services;  Investor relations.  The amount recorded was $173,576, ($0.45 per share closing price).  Recorded as services rendered for 2004 was $24,362 and deferred consulting $149,214.

In June 2004 we issued 1,500,000 shares of our common stock to one (1) party (M&K Trust) to reduce the amount owed on a promissory note.  The value was recorded as $675,000 ($0.45 per share closing price).

In July 2004 we issued 343,132 shares of our common stock to one (1) party (Westcap Securities) for placement agent commissions, this cost was deducted from additional paid in capital.  The amount recorded was $154,409, ($0.45 per share closing price).

In November 2004 we issued 237,000 shares of our common stock to two (2) parties (Courance Holding received 147,000 shares and Keith Cannon received 90,000 shares) for services rendered; Research & Development on future acquisitions for the Company.  The amount recorded was $99,540, ($0.42 per share closing price).

In November 2004 we issued 900,000 shares of our common stock to one (1) party (Courance Holding) for future services: New Business Ventures.  This is a five (5) year contract, amortizing cost over a 60 Month period.  The amount recorded as an expense for 2004 was $9,450, and deferred $368,550 ($0.42 per share closing price).

In December 2004 we issued 133,000 shares of our common stock to one (1) party (Research Works) to produce a research report on the Company.  The amount recorded was $67,830, ($0.51 per share closing price).

In January 2005 we issued 125,000 shares of our common stock to six (6) parties (Redwood Consultants receive 92,500 shares, Jimmy Perez received 12,500, Richard Tessi received 6,250, Elizabeth Simon received 6,250, Richard Pisano received 6,250 and Angela Williams received 1,250 shares) for services in commissions, this cost was deducted from additional paid in capital.  The amount recorded was $63,750, ($0.51 per share closing price).

In January 2005 pursuant to private placement for cash mentioned previously, the Company was required to issue additional shares of common stock to various parties because the closing bid price of the Company’s stock was not $1.00 at the time of SB2 filing.  Accordingly, the Company issued an additional 2,222,779 shares of common stock to the private placement investors for their cash purchases.  These individuals did not contribute any services or other items to the Company.  These shares were valued at $0.00 per share.

In February 2005 we issued 330,149 shares of our common stock to three (3) parties (Bill Ritger received 25,000 shares, M. Nedwick received 5,149 shares and Tbeck Capital received 300,000 shares) for services in commissions/fund raising, this cost was deducted from additional paid in capital.  The amount recorded was $114,949, ($0.35 average per share closing price).

In February 2005 we issued 100,000 shares of our common stock to one (1) party (Marc Baker) for Bonus shares.  The amount recorded was $36,000, ($0.36 per share closing price).

In March 2005 we issued 133,100 shares of our common stock to three (3) parties (Brett Williams received 65,000 shares, Fisher & Company received 65,000 shares and M. Nedwick received 3,100 shares) for services in commissions/fund raising, this cost was deducted from additional paid in capital.  The amount recorded was $47,700, ($0.36 average per share closing price).

In May 2005, we issued 2,000,000 shares of common stock to two (2) parties (M&K Trust recieved 1,000,000 shares and Sylvery LTD recieved 1,000,000 shares) for services rendered in connection to work performed as Board Members. The amount of expense recorded was $400,000, ($.20 per share at closing price).

In May 2005, we issued 4,444,444 shares of common stock to one (1) parties (Birchington Investments LTD) for future “Referral Investment”. The amount will be amortized over a period of 5 years, ($.20 per share at closing price).

Item 27.     Exhibits

          Number                  Description

3.1	Articles of Incorporation, as amended.

3.2	By-laws, as amended. Incorporated by reference to exhibit 3(ii) to the Company's Form 10-SB/12g filed on March 27, 2002.

5.1	Opinion of counsel

10.1	Stock Purchase Agreement. Incorporated by reference to Exhibit 1.1 to Form 8-K filed on November 21, 2003.

10.2	Promissory Note dated November 10, 2003. Incorporated by reference to Exhibit 10.2 to Registration Statement on Form SB-2 (file no. 333-119903).

10.3	Note Modificatipn Agreement dated June 2004. Incorporated by reference to Exhibit 10.3 to Registration Statement on Form SB-2 (file no. 333-119903).

10.4	Subscription Agreement dated March 17, 2005 for purchase of senior secured convertible notes and common stock purchase warrants. Incorporated by reference to Exhibit 10.1 to Form 8-K filed on March 31, 2005

10.5	Form of Senior Secured Convertible Promissory Note. Incorporated by reference to Exhibit 10.2 to Form 8-K filed on March 31, 2005

10.6	Form of Class A Common Stock Purchase Warrant. Incorporated by reference to Exhibit 10.3 to Form 8-K filed on March 31, 2005

10.7	Form of Class B Common Stock Purchase Warrant. Incorporated by reference to Exhibit 10.4 to Form 8-K filed on March 31, 2005

10.8	Form of Security Agreement. Incorporated by reference to Exhibit 10.5 to Form 8-K filed on March 31, 2005

10.9	Amendment to Promissory Note dated November 10, 2003

10.10	License Agreement with M & K Trust

10.11	Agreement for acquisition of Secure Blue, Inc.

10.13	License Agreement with Nigeria

10.14	Agreement for acquisition of Secure Blue Technology

14	Code of Ethics (Incorporated by reference to Exhibit 14 to the Registrant's Form 10-KSB, filed March 21, 2004.)

16.1	Letter to SEC from Robert C. Seiwell, CPA

16.2	Letter dated August 20, 2003 to SEC from Grassano Accounting, PA

21	Subsidiaries of the Small Business Issuer.

23.1	Consent of HJ & Associates, LLC

23.2	Consent of Counsel (included in Exhibit 5.1)

Item 28.     Undertakings

        The undersigned Registrant hereby undertakes:

    (1)        To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

(i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)        to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

    (iii)        to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

    (2)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

    (3)        To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    (4)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5)        That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (6)        That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES

        Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on June 15, 2005.

IBSG INTERNATIONAL, INC. BY: /S/ Michael Rivers —————————————— Michael Rivers Chief Executive Officer

Signature	Title	Date
/s/ MICHAEL RIVERS	Chief Executive Officer and Director	June 28, 2005
Michael Rivers	Principal Executive Officers

/s/ GEOFFREY BIRCH	Chief Financial Officer and Director	June 28, 2005
Geoffrey Birch	Principal Accounting Officers
/s/ ROBERT JOLLY	Director	June 28, 2005
Robert Jolly